SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Edgewater Technology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EDGEWATER TECHNOLOGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 8, 2011

NOTICE AND PROXY STATEMENT

April 25, 2011

Dear Edgewater Technology, Inc. Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend the Edgewater Technology, Inc. (“Edgewater” or the “Company”) 2011 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., local time, on June 8, 2011, at the Sheraton Colonial Boston North Hotel & Conference Center, One Audubon Road, Wakefield, Massachusetts 01880.

At the meeting, you and the other stockholders will be asked to vote upon the following:

•	To elect seven directors, each for a one-year term;

•	To approve the proposed amendment to the Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan to increase the authorized shares under the Plan from 500,000 to 1,200,000;

•	To hold an advisory vote on executive compensation;

•	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation; and

•	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

As of April 11, 2011, the Company had 12,457,978 shares of common stock outstanding. Only shareholders of record as of the close of business on April 11, 2011 are entitled to receive notice of, to attend, and to vote at, the Annual Meeting.

The Company is pleased to continue to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. The Company believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

Whether or not you can attend the meeting, please read the enclosed Proxy Statement. When you have done so, please mark your vote on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed pre-addressed, postage paid envelope. Alternatively, you may cast your vote by telephone, or through the Internet. Instructions for voting by telephone or through the Internet are included with your proxy. Your vote is important. Please act promptly by voting your shares by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card.

Thank you for your continued interest in Edgewater. We look forward to seeing you at the meeting.

Sincerely,

Shirley Singleton
Chairman, President and Chief Executive Officer

20 Harvard Mill Square • Wakefield, MA 01880 • Tel: 781-246-3343 • Fax: 781-246-5903

ir@edgewater.com • www.edgewater.com

EDGEWATER TECHNOLOGY, INC.

20 Harvard Mill Square

Wakefield, Massachusetts 01880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 8, 2011

To the Stockholders:

Edgewater Technology, Inc. (“Edgewater”) will hold its Annual Meeting of Stockholders at the Sheraton Colonial Boston North Hotel & Conference Center, One Audubon Road, Wakefield, Massachusetts 01880, on June 8, 2011 at 10:00 a.m., Eastern Time.

We are holding this meeting for the following purposes:

•	To elect seven directors to serve until the 2012 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	To approve the proposed amendment to the Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan (the “2008 ESPP”) to increase the authorized shares under the 2008 ESPP from 500,000 to 1,200,000;

•	To hold an advisory vote on executive compensation;

•	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

•	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

•	To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors selected April 11, 2011 as the record date for determining stockholders entitled to vote at the Annual Meeting. As of April 11, 2011, Edgewater had 12,457,978 shares of common stock outstanding. A list of stockholders on that date will be available for inspection at Edgewater’s corporate headquarters, 20 Harvard Mill Square, Wakefield, Massachusetts, during normal business hours for the ten-day period prior to the Annual Meeting. Only holders of our common stock as of the close of business on April 11, 2011 are entitled to vote at the Annual Meeting or any adjournment thereof.

This Proxy Statement, Proxy and Edgewater’s 2010 Annual Report on Form 10-K are being distributed, or made available to stockholders, on or about April 25, 2011.

By Order of the Board of Directors,

Timothy R. Oakes
Corporate Secretary

Wakefield, Massachusetts

April 25, 2011

Important Notice Regarding Availability of Proxy Materials for the Stockholders Meeting to be Held on June 8, 2011: This Proxy Statement and our 2010 Annual Report on Form 10-K are available at www.envisionreports.com/EDGW (for registered stockholders) or www.edocumentview.com/EDGW (for beneficial stockholders).

20 Harvard Mill Square • Wakefield, MA 01880 • Tel: 781-246-3343 • Fax: 781-246-5903

ir@edgewater.com • www.edgewater.com

IMPORTANT

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card will save the Company the expense and extra work of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

EDGEWATER TECHNOLOGY, INC.

PROXY STATEMENT

i

ii

GENERAL INFORMATION

Annual Meeting Information

This Proxy Statement contains information related to the Annual Meeting of Stockholders of Edgewater Technology, Inc. (the “Company,” “Edgewater” or “Edgewater Technology”) to be held on June 8, 2011, beginning at 10:00 a.m., Eastern Daylight Time, at the Sheraton Colonial Boston North Hotel & Conference Center, One Audubon Road, Wakefield, Massachusetts 01880, and any postponements or adjournments thereof (the “Annual Meeting”). This Proxy Statement was prepared at the direction of our Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to stockholders on or about April 25, 2011.

Q:	Who is soliciting my proxy?

A:	We, the Board of Directors of Edgewater Technology, Inc., are sending you this Proxy Statement in connection with our solicitation of proxies for use at Edgewater’s 2011 Annual Meeting of Stockholders. Certain directors, officers and employees of Edgewater may (without compensation), and Alliance Advisors Group LLC (our proxy solicitor) will solicit proxies on our behalf by mail, phone, fax, Internet or in person.

Q:	Who is paying for this solicitation?

A:	Edgewater will pay for the solicitation of proxies, including Alliance Advisors Group’s estimated fee of $5,000, plus out-of-pocket expenses. Edgewater also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Edgewater common stock.

Q:	What am I voting on?

A:	There are five items scheduled to be voted on at the Annual Meeting:

•	Item 1—The election of Shirley Singleton, Wayne Wilson, Paul E. Flynn, Paul Guzzi, Nancy L. Leaming, Michael R. Loeb and Daniel O’Connell to the Board of Directors;

•	Item 2—The approval of a proposed amendment to the 2008 ESPP to increase the authorized shares under the 2008 ESPP from 500,000 to 1,200,000;

•	Item 3—An advisory vote on executive compensation;

•	Item 4—An advisory vote on the frequency of an advisory vote on executive compensation; and

•	Item 5—The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (the “Auditor Appointment”).

Q:	Who can vote?

A:	Only those who owned common stock of record at the close of business on April 11, 2011, the record date for the Annual Meeting (the “Record Date”), can vote. If you owned common stock on the Record Date, you have one vote per share for each Item up for vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the postage paid envelope provided with this Proxy Statement or vote by telephone or through the Internet.

Q:	Can I vote by telephone or electronically?

A:

If you are a registered stockholder (that is, if you have your stock in certificate form or participate in the Edgewater Technology, Inc. 1999 or 2008 Employee Stock Purchase Plan), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 1:00 a.m., Eastern Daylight Time, on June 8, 2011.

Q:	How are votes counted?

A:	You may vote for each of the five proposals as follows:

•	“FOR” or “WITHHOLD” with respect to each nominee to our Board of Directors specified in Item 1 of this Proxy Statement;

•	“FOR,” “AGAINST” or “ABSTAIN” with respect to the proposed amendment to the 2008 ESPP described in Item 2 of this Proxy Statement;

•	“FOR,” “AGAINST” or “ABSTAIN” with respect to the advisory vote on executive compensation described in Item 3 of this Proxy Statement;

•	“1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN” with respect to the advisory vote on the frequency of the advisory vote on executive compensation described in Item 4 of this Proxy Statement; and

•	“FOR,” “AGAINST” or “ABSTAIN” with respect to the ratification and approval of the Auditor Appointment described in Item 5 of this Proxy Statement.

If you return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares “FOR” the election of the nominees for director, “FOR” the proposed amendment to the 2008 ESPP, “FOR” the proposal regarding the advisory vote on executive compensation, “1 YEAR” for the proposal regarding an advisory vote on the frequency of the advisory vote on executive compensation and “FOR” the ratification and approval of the Auditor Appointment. Giving a proxy will not affect your right to vote your shares at the Annual Meeting. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish.

Q:	What happens if I withhold my vote for an individual director?

A:	Withheld votes are counted as “NO” votes for the individual director. If you wish your shares to be voted for some nominees, and not voted for others, then indicate the name(s) of the nominee(s) for whom you are withholding authority to vote by writing the name(s) of such nominee(s) in the space provided in the proxy. If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD AUTHORITY.”

Q:	What are broker non-votes and abstentions?

A:	If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, then the broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated a “broker non-vote”). An abstention is a decision by a stockholder to take a neutral position on a proposal being submitted to stockholders at a meeting.

Q:	What was the 2010 change with respect to broker discretionary voting?

A:

It is important to note that effective January 1, 2010, when there is an uncontested election of directors, brokers will no longer be permitted to vote shares held for customer accounts with respect to the election of directors. If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. However, if you do not give instructions to the broker, then the broker will not be entitled to vote the shares with respect to the election of directors. Brokers will be able to vote on the ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 in the absence of your instructions as this matter is still considered a “discretionary” item.

Q:	How do broker non-votes and abstentions affect the existence of a quorum and the vote required for Items 1, 2, 3, 4 and 5 at the Annual Meeting?

A:	Broker non-votes and abstentions on any matter are included in determining the number of shares represented for the purpose of determining whether a quorum is present at a stockholders’ meeting. Because directors will be elected by a plurality of the votes cast (i.e., the seven director nominees receiving the greatest number of votes will be elected) at the Annual Meeting, an abstention would have no effect on the vote concerning the election of directors and thus is not being offered as a voting option in the election of directors under Item 1. Under Delaware law, broker non-votes are not considered to be entitled to vote on the matter and, thus, will not have any impact on the outcome of such proposal. Although abstentions are considered present and entitled to vote on a matter, abstentions are not considered to be votes cast under Delaware law, and thus will have no impact on the outcome of Items 2, 3, 4 and 5, each of which requires the favorable vote of a majority of the votes cast at the Annual Meeting by stockholders entitled to vote on the matter.

Q:	Can I change my vote after I return my proxy card?

A:	Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary either written notice of your revocation or a duly executed proxy bearing a later date. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy; however, delivery of a later dated proxy before the polls close at the Annual Meeting will revoke a proxy previously granted.

Q:	What are the Board’s recommendations?

A:	Our Board of Directors recommends that you vote your shares as follows:

•	“FOR” each of the seven nominees to our Board of Directors as described in Item 1 of this Proxy Statement;

•	“FOR” the approval of the proposed amendment to the 2008 ESPP as described in Item 2 of this Proxy Statement;

•	“FOR” the proposal regarding an advisory vote on executive compensation as described in Item 3 of this Proxy Statement;

•	“1 YEAR” for the proposal regarding an advisory vote on the frequency of the advisory vote on executive compensation as described in Item 4 of this Proxy Statement; and

•	“FOR” the ratification and approval of the Auditor Appointment as described in Item 5 of this Proxy Statement.

Q:	What constitutes a quorum?

A:	As of April 11, 2011, we had 12,457,978 shares of common stock, $.01 par value, outstanding and 1,988 record holders. Each share of our common stock is entitled to one vote per share. The holders of a majority of the total outstanding shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Q:	What happens if a quorum is not present?

A:	If a quorum is not present at the scheduled time of the Annual Meeting, then the stockholders who are represented may adjourn the Annual Meeting until a quorum is present. The time and place of an adjourned meeting, if necessary, would be announced at the time the adjournment is taken and no other notice would be given. Voting cannot take place unless a quorum is present.

Q:	What is the voting requirement to approve each of the items?

A:	The voting requirement to approve each of the proposals is as follows:

•	Directors are elected by a plurality of the votes cast. This means that the seven nominees will be elected if they receive more affirmative votes than any other nominees.

•	The affirmative vote of a majority of votes cast on the proposal is required to approve the proposed amendment to the 2008 ESPP in Item 2.

•	The affirmative vote of a majority of votes cast on the proposal is required to approve the proposal regarding an advisory vote on executive compensation in Item 3, which is a nonbinding proposal.

•	The affirmative vote of a majority of votes cast on the proposal is required to be the recommended frequency for advisory votes on executive compensation in Item 4, which is a non-binding proposal.

•	The affirmative vote of a majority of votes cast on the proposal is required to ratify the Auditor Appointment in Item 5.

Q:	Can I vote on other matters?

A:	Our Amended and Restated Bylaws limit the matters presented at an Annual Meeting to those in a notice of Annual Meeting and those otherwise properly presented at an Annual Meeting. Since none of our stockholders provided notice for any alternative director nominees or any other business matters during the period of March 18, 2011 to April 17, 2011 (which is the 60-90 day period prior to the first anniversary of last year’s Annual Meeting) (see the rules concerning proposals set forth in the following Question and Answer), no director nominees or business matters, other than those included in the Notice of Annual Meeting, may properly come before the Annual Meeting.

Q:	Can I nominate director candidates for election by stockholders or make other stockholder proposals in the future?

A.	For a stockholder to properly present a director nomination or other business matter at an Annual Meeting, our Amended and Restated Bylaws require that both of the following conditions be satisfied: (a) the alternative director nominees or other matter(s) must be a proper subject for stockholder action under the Delaware General Corporation Law; and (b) the stockholder must have given timely written notice of the alternative director nominees or other matters to be brought before an Annual Meeting. To be timely, a stockholder’s notice must have been delivered to our Corporate Secretary not less than sixty (60) days, nor more than ninety (90) days, prior to the first anniversary of our prior year’s Annual Meeting.

Q:	Who will count the vote?

A:	Representatives of Computershare Investor Services, our transfer agent, will tabulate the votes.

Q:	When are 2012 stockholder proposals or other 2012 stockholder business matters due?

A:

To be considered for presentation at our 2012 Annual Meeting of Stockholders, inclusion in the Proxy Statement and on the proxy card, a stockholder proposal must be received at our offices no later than

December 27, 2011. For stockholder proposals or other business matters that may be raised at the 2012 Annual Meeting of Stockholders, but not included in the Proxy Statement or on the proxy card that are submitted outside the proposal process identified in the preceding sentence, if we do not receive notice of any such matter that a stockholder wishes to raise at the 2012 Annual Meeting of Stockholders during the period commencing March 10, 2012 and ending April 9, 2012, then no business matters, other than those included in the notice of Annual Meeting for the 2012 Annual Meeting of Stockholders, may properly come before the 2012 annual stockholders’ meeting. All proposals and notifications for the 2012 Annual Meeting of Stockholders should be addressed in writing to the attention of the Corporate Secretary, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880 and should satisfy the particular requirements of our Amended and Restated Bylaws.

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors (which is sometimes referred to in this Proxy Statement as our “Board”) currently consists of seven persons each of whose term expires at the Annual Meeting. Each of our directors began serving his or her current term at last year’s Annual Meeting on June 16, 2010.

You and the other stockholders are requested to vote for the nominees set forth below to serve as directors until the 2012 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The individuals named as proxies will vote the enclosed proxy for the election of all nominees listed below, unless you direct them to withhold your votes. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxies may vote for a substitute or we may reduce the number of members of the Board.

Vote Required

If a quorum is present, individual nominees will be elected by a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting. This means that the seven nominees will be elected if they receive more affirmative votes than any other nominees. If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. However, if you do not give instructions to the broker, then the broker will not be entitled to vote the shares with respect to the election of directors.

Recommendation of the Board

Our Board of Directors recommends that you vote “FOR” each of the following nominees.

Below are the names and ages of the director nominees, the year they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships.

Nominees for Election

Name	Age	Experience
Shirley Singleton	59	Ms. Singleton currently serves as our Chairman, a position she was elected to in July 2005. Ms. Singleton co-founded Edgewater Technology (Delaware), Inc. (“Edgewater Delaware”) in 1992 and served as President of Edgewater Delaware from 1992 until January 2002. Ms. Singleton has served as President and Chief Executive Officer of our Company (the parent company of Edgewater Delaware) from January 2002 to the present. Prior to co-founding Edgewater Delaware, Ms. Singleton held various management positions from 1982 to 1992 at Logica North America and attained the position of Vice President and General Manager of the Northeast region. Ms. Singleton serves on the Massachusetts Taxpayer Foundation, the Foundation Board of Bunker Hill Community College and the board of The Commonwealth Institute and serves as an Advisory Board member for The Boston Club, an organization for high-achieving senior executive and professional women. Ms. Singleton has served as a Director of our Company since June 2001.

Wayne Wilson	62	Mr. Wilson currently serves as our Lead Independent Director, a position he was elected to in September 2005. Mr. Wilson has been an independent business advisor since 2002. From 1995 to 2002, Mr. Wilson served in various roles, including President, Chief Operating Officer and Chief Financial Officer at PC Connection, Inc., a Fortune 1000 direct marketer of information technology products and services. From 1986 until 1995, he was a partner in the assurance and advisory services practice of Deloitte & Touche LLP. Mr. Wilson also serves as a director of ARIAD Pharmaceuticals, Inc., FairPoint Communications, Inc. and Hologic, Inc. He previously served as a director of Cytyc Corporation. Mr. Wilson has served as a Director of our Company since May 2003.

Paul E. Flynn	61	Mr. Flynn has served as Executive Vice President and Commercial Loan Officer at Danversbank since 2007. From 2000 to 2007, Mr. Flynn was an Executive Vice President of RBS Business Capital, a division of Citizens Financial Group. From 1986 to 2000, Mr. Flynn was an Executive Vice President for the United States Trust Company. Prior to his time at the United States Trust Company, Mr. Flynn was a Senior Vice President for Patriot Bank, N.A. from 1981 to 1986. From 1977 to 1981, Mr. Flynn was an Assistant Vice President at Chase Commercial Corporation and from 1974 to 1977 Mr. Flynn was an Audit Manager with New England Merchants Bank. Mr. Flynn serves as a Director of the Business Development Corporation of New England. Mr. Flynn was elected as a Director of our Company in July 2005.

Paul Guzzi	68	Mr. Guzzi has served as the President and Chief Executive Officer of the Greater Boston Chamber of Commerce since 1996. From 1995 to 1996, Mr. Guzzi was Vice President of State and Community Affairs for Boston College. Prior to his position at Boston College, Mr. Guzzi was a consultant for Heidrick & Struggles, an international recruitment firm from 1994 to 1995. From 1991 to 1993, Mr. Guzzi served as a Vice President at

Name	Age	Experience
		Data General Corporation. Prior to his position at Data General Corporation, Mr. Guzzi was a Senior Vice President at Wang Laboratories from 1981 to 1991. Mr. Guzzi was a State Representative in the Massachusetts Legislature from 1971 to 1974 and the Massachusetts Secretary of State from 1975 to 1978. Mr. Guzzi serves as a Trustee of the Wang Center for the Performing Arts, is a Director of The Partnership and the Vice Chairman of Blue Cross Blue Shield of Massachusetts. Mr. Guzzi is also a Board member of the Partners HealthCare Corporation and serves as an Advisory Board member for The Boston Club. Mr. Guzzi has served as a Director of our Company since April 2004.

Nancy L. Leaming	64	Ms. Leaming has been an independent consultant since 2005. From June 2003 to June 2005, Ms. Leaming was the Chief Executive Officer and President of Tufts Health Plan, a provider of healthcare insurance. Prior to that, Ms. Leaming served as Tufts Health Plan’s President and Chief Operating Officer since 1998, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/Chief Financial Officer from 1986 to 1995. Prior to joining Tufts Health Plan, Ms. Leaming held a variety of management positions in managed care and banking, including Chief Financial Officer of Matthew Thornton Health Plan. Ms. Leaming currently serves as a director of Biogen Idec, Hologic, Inc. and the American Red Cross. Ms. Leaming joined our Board in December 2005.

Michael R. Loeb	55	Mr. Loeb has been the President and CEO of Loeb Enterprises, a New York-based business development lab, since 2005. Mr. Loeb was the President and Chief Executive Officer of the Synapse Group, Inc., a wholly-owned subsidiary of Time Warner, from 1997 to December 2005. Prior to co-founding the Synapse Group, Inc. and becoming its President in 1991, Mr. Loeb had an eight-year career at Time Warner, where he held a number of positions including Consumer Marketing Director for Sports Illustrated and Vice President of Consumer Marketing of Entertainment Weekly. At Time Warner, he also helped introduce SI for Kids. Mr. Loeb was also responsible for starting the direct response division of Deutsch Agency immediately prior to co-founding the Synapse Group, Inc. Mr. Loeb has served as a Director of our Company since April 2000.

Daniel O’Connell	62	Mr. O’Connell is an attorney and real estate developer with extensive management experience. Mr. O’Connell has served as the President and CEO of the Massachusetts Competitive Partnership, a non-profit civic and educational association focusing on jobs and competitiveness in the Commonwealth of Massachusetts, since February 2010. Previously, Mr. O’Connell served as the Secretary of Housing and Economic Development for the Commonwealth of Massachusetts from January 2007 to February 2009. Prior to that time, from 2005 to 2007, Mr. O’Connell was an Executive Vice President and Partner in the Development and Advisory Services Group of Meredith & Grew, a full service commercial real estate firm. Before joining Meredith & Grew, Mr. O’Connell served seven years as a Principal in the Development Services Group at Spaulding & Slye Colliers. Mr. O’Connell has served as a Director of our Company since August 2009.

CORPORATE GOVERNANCE

Board and Board Committee Matters

The Board consists of seven directors, six of whom are “Independent” directors as defined under the NASDAQ listing standards. As required by the NASDAQ listing standards and our Company’s Corporate Governance Guidelines, the Board must be comprised of a majority of Independent directors. The Corporate Governance Guidelines and committee charters are reviewed annually and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. Mr. Wilson serves as the Company’s lead independent director. The lead independent director is responsible for coordinating the activities of the non-management directors, coordinating with the Chairman to set the agenda for Board meetings, chairing meetings of the non-management directors, and leading the Board’s review of the Chief Executive Officer (“CEO”).

The Board currently has three standing committees consisting of: the Governance and Nominating Committee, the Compensation Committee and the Audit Committee. No member of the Audit, Compensation or Governance and Nominating Committee is an employee of the Company or its subsidiaries, and all are independent as defined by the NASDAQ listing standards. Each of the Audit, Compensation and Governance and Nominating Committees has a written charter approved by the Board of Directors. The Board has also adopted Corporate Governance Guidelines, which along with the committee charters provide the framework for the governance of the Company. The committee charters and the Guidelines as well as the Company’s Code of Conduct and Ethics, which applies to all directors, officers and employees, are available under “Corporate Governance” in the Investor Relations section of our Company’s website at www.edgewater.com.

The current members of the Committees are identified below:

Director	Governance and Nominating	Compensation	Audit
Paul E. Flynn		X	X
Paul Guzzi	X (Chair)
Michael Loeb	X
Nancy L. Leaming		X	X (Chair)
Daniel O’Connell		X	X
Wayne Wilson	X	X (Chair)	X

Governance and Nominating Committee. The current members of the Governance and Nominating Committee are directors Guzzi, who chairs the committee, Loeb and Wilson. Each of these directors is Independent as defined under applicable NASDAQ listing requirements. This Committee’s responsibilities include the selection of potential candidates for the Board and the development and annual review of our Company’s Corporate Governance Guidelines.

Compensation Committee. The current members of the Compensation Committee are directors Wilson, who chairs the committee, Flynn, Leaming and O’Connell. Each of these directors is Independent as defined under applicable NASDAQ listing requirements. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers. The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee has retained the services of a compensation consultant and considers recommendations from the Chief Executive Officer with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee and, in the case of director compensation, ratified by the Board.

Audit Committee. The current members of the Audit Committee are directors Leaming, who chairs the committee, Flynn, O’Connell and Wilson. The Board of Directors has determined that all members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards and are Independent as defined under the NASDAQ listing requirements and applicable SEC rules. In addition, our Board of Directors has determined that each Audit Committee member (other than Mr. O’Connell) qualifies as an “Audit Committee Financial Expert” as defined under SEC rules. The Audit Committee is primarily concerned with the accuracy and effectiveness of the audits of our Company’s financial statements by our independent registered public accountants. Its duties include, among other things: (1) selecting and retaining our independent registered public accounting firm; (2) reviewing the scope of the audit to be conducted by our independent accountants, as well as the results of their audit; (3) approving non-audit services provided to our Company by the independent accountants; and (4) appraising our financial reporting activities, including our Annual Report on Form 10-K and the accounting standards and principles followed. The Audit Committee’s procedures for the pre-approval of audit and permitted non-audit services are described in “Item 5: Ratification of the Auditor Appointment.” For more information on the Audit Committee, refer to the “Report of the Audit Committee” included elsewhere herein.

Number of Meetings of the Board of Directors and Attendance in 2010

During fiscal 2010, our Board and various Board Committees held the following number of meetings and took the following action by written consent: Board of Directors, six meetings (three of which were regular meetings, two were special meetings and one was the Annual Meeting) and no action by written consent; Audit Committee, eight meetings and no action by written consent; Compensation Committee, four meetings and one action by written consent; Governance and Nominating Committee, four meetings and no action by written consent. No director attended fewer than 89% of the aggregate Board meetings and Board Committee meetings on which that director served. In addition, the Board met four times during 2010 in executive session without Ms. Singleton or other members of management present.

Compensation Committee Interlocks and Insider Participation

During 2010, Messrs. Flynn, O’Connell and Wilson and Ms. Leaming served as members of the Compensation Committee. No member of the Compensation Committee is or has ever been one of our officers or an employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Nomination Process

Our Board of Directors has adopted a Governance and Nominating Committee Charter and Corporate Governance Guidelines, each of which include director nomination policies and provisions that are intended to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The nomination policies are administered by the Governance and Nominating Committee of the Board of Directors. The Corporate Governance Guidelines are posted on the Company’s website at www.edgewater.com.

The Board of Directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the Board of Directors, the Governance and Nominating Committee will take into account our current needs and the expertise needed for board service, including experience and achievement in business, finance, technology or other areas relevant to our activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest including competitive conflict that might impede the proper performance of the responsibilities of a director; independence under SEC and NASDAQ listing standards; service on other boards of directors; sufficient time to devote to Board matters; and ability to work effectively and collegially with other

Board members. In the case of incumbent directors, the Governance and Nominating Committee will review such directors’ overall service during their term, including the number of meetings attended, level of participation, and quality of performance during their term. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Governance and Nominating Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates. Although the Company does not maintain a separate policy regarding the diversity of the Board, during the director selection process the Governance and Nominating Committee does consider issues of diversity, such as occupation, gender, race and origin, when evaluating directors for nomination.

The Governance and Nominating Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The Governance and Nominating Committee will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the Annual Meeting of Stockholders, the Governance and Nominating Committee will consider any written recommendations of director candidates by stockholders received by the Corporate Secretary of the Company in accordance with our Amended and Restated Bylaws not less than sixty (60) nor more than ninety (90) days prior to the anniversary of our previous year’s Annual Meeting of Stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Governance and Nominating Committee, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, MA 01880, Attn: Corporate Secretary.

The nomination policies are intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Governance and Nominating Committee intends to review the nomination policies at least annually and anticipates that modifications may be necessary from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Governance and Nominating Committee may amend, with the approval of our Board of Directors, the nomination policies included in the Corporate Governance Guidelines at any time, in which case the most current version will be available on our website at www.edgewater.com.

Director Qualifications

The Governance and Nominating Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. The Governance and Nominating Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of achieving this goal. In connection with the director nominations for the 2011 Annual Meeting, the Committee also considered the nominees’ roles in assisting with development and implementation of the Company’s strategic plan.

The Board of Directors believes that each director nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, private equity, finance, marketing and international business. Set forth below are the particular experiences, qualifications, attributes or skills, which led the Company’s Board of Directors to conclude that each director nominee should serve as a director of the Company.

Ms. Singleton, a director since 2001 and the Company’s President and Chief Executive Officer, is the co-founder of Edgewater and has extensive knowledge as to the Company’s business, personnel and strategic direction. Ms. Singleton’s long-standing history with, and knowledge of, the Company and more than 29 years of information technology industry experience, led the Governance and Nominating Committee to conclude that her skills and background continue to fit the needs of the Board of Directors and qualified her to continue to serve as a director of the Company.

Mr. Wilson, a director since 2003 and the Company’s Lead Independent Director, has an extensive background in public accounting and corporate governance matters. He was a partner in one of world’s largest accounting firms, has served on the boards of several public companies and as President of PC Connection, Inc. and has chaired several audit committees. He qualifies as an “audit committee financial expert” as defined under SEC rules. Mr. Wilson’s long-standing history with, and knowledge of, the Company, leadership abilities and substantial knowledge of the financial, corporate governance and other matters affecting public companies led the Governance and Nominating Committee to conclude that his skills and background continue to fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Mr. Flynn, a director since 2005, has worked in the banking industry since 1974, most recently as Executive Vice President of Danversbank, the wholly-owned subsidiary of Danvers Bancorp, Inc., a publicly traded bank holding company. He also qualifies as an “audit committee financial expert” as defined under SEC rules. Mr. Flynn’s extensive banking background, understanding of financial matters and public company experience led the Governance and Nominating Committee to conclude that his skills and background fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Mr. Guzzi, a director since 2004, has an extensive business background. Mr. Guzzi’s long-standing history with, and knowledge of, the Company, as well as his experience with other technology companies and extensive business network led the Governance and Nominating Committee to conclude that his skills and background fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Ms. Leaming, a director since 2005, has extensive management and leadership experience, having served as an executive officer of various companies and on the boards of other public companies. She also qualifies as an “audit committee financial expert” as defined under SEC rules. Mr. Leaming’s extensive management experience, understanding of financial issues and knowledge of matters affecting public companies led the Governance and Nominating Committee to conclude that her skills fit with the needs of the Board of Directors and qualified her to continue to serve as a director of the Company.

Mr. Loeb, a director since 2000, has extensive management and leadership experience in early-stage companies. Mr. Loeb’s management experience and considerable experience in successfully developing early-stage companies led the Governance and Nominating Committee to conclude that his skills and background fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Mr. O’Connell, a director since 2009, is an attorney and has substantial experience in real estate development, government relations and international business. Mr. O’Connell’s legal background, experience in federal and state government and knowledge of international business led the Governance and Nominating Committee to conclude that his skills and background fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Leadership Structure

Combining Chairman and Chief Executive Officer Roles. Our Board of Directors is committed to the principle of independence from management and to the highest standards of corporate governance. None of our directors is a current or former employee of Edgewater except our Chairman, Ms. Singleton. Our Governance and Nominating, Audit and Compensation Committees are composed entirely of independent directors. Our Corporate Governance Guidelines further reflect our strong commitment to independence. In these Guidelines, our Board of Directors has adopted a flexible policy regarding the issue of whether the positions of Chairman and

Chief Executive Officer should be separate or combined. This policy allows the Board to evaluate regularly whether the Company is best served at any particular time by having our Chief Executive Officer or another director hold the position of Chairman. If the position of Chairman is not held by an independent director, an independent lead director is elected with powers virtually identical to those of an independent Chairman.

When the Board selected Ms. Singleton as Chairman, it also reaffirmed the strong role of the lead director, whose specific duties are described in the “Corporate Governance” section of this Proxy Statement. The powers and duties of Chairman and lead director differ only in that the Chairman presides over the normal business portion of the meetings of the Board. Since the lead director may call for an executive session of independent directors at any time, and has joint control over the agenda and the information provided to directors for Board meetings, the Board does not believe that the ability to preside over the normal Board meeting business sessions limits the ability of the Board to have open exchanges of views, and to address any issues the Board chooses, independently of the Chairman. In addition, much of the work of the Board is conducted through its committees, none of which is chaired by the Chairman of the Board.

At this time, the Board believes there are a number of important advantages to combining the positions of Chairman and Chief Executive Officer. The Chief Executive Officer is the director most familiar with our business and industry and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. Combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board, promotes the development and implementation of corporate strategy and facilitates information flow between management and the Board, which are essential to effective governance. The Board currently believes that combining the roles of Chairman and Chief Executive Officer contributes to a more efficient and effective Board, does not undermine the independence of the Board and certainly has no bearing on the ethical integrity of the directors.

Board of Directors’ Oversight of Risk

Our management bears responsibility for the management and assessment of risk at the Company on a daily basis. Management is also responsible for communicating the most material risks to the Board and its committees, who provide oversight of the risk management practices implemented by management. Our full Board provides oversight for risk management, except for the oversight of risks that have been specifically delegated to a committee. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board may maintain oversight over such risks through the receipt of reports from the committee. In addition, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a committee, when the Board deems it appropriate. The Board and committee reviews occur principally through the receipt of regular reports from Company management on these areas of risk and discussions with management regarding risk assessment and risk management.

Committees. The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements, internal control over financial reporting and disclosure controls, the performance of the Company’s independent auditor and the operation of the Company’s ethics program. The Company’s Compensation Committee maintains initial oversight of risks related to the Company’s compensation practices, including practices related to equity programs, other executive or Company-wide incentive programs and hiring and retention. The Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to independence of Board members and compliance with SEC rules and NASDAQ listing standards with respect to Board and committee composition.

Full Board. At its regularly scheduled meetings, the Board generally receives a number of reports which include information relating to specific risks faced by the Company. As appropriate, the Company’s Chief Executive Officer or other members of senior management provide operational reports, which include risks relating to the Company’s business. At each regularly scheduled Board meeting, the full Board also receives reports from committee chairpersons, which may include a discussion of risks initially overseen by the committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time-to-time, such as cyclical or other risks that are not covered in the regular reports given to the Board.

Compensation of Outside Directors

Annual Cash Compensation. Each of the Company’s non-employee directors receives an annual cash retainer of $20,000, payable in four quarterly installments. Each Board member is eligible to receive an additional $1,500 meeting fee for attendance at each meeting above six (6) Board meetings per year. In addition, the following Committee retainer amounts are payable to Committee members other than the Lead Independent Director, who shall be compensated separately as described below.

The Audit Committee Chair receives an annual retainer of $30,000 per year, while Audit Committee Members are entitled to receive an annual retainer of $12,500. Each Audit Committee Member (other than the Lead Independent Director) is eligible to receive an additional $1,000 meeting fee for attendance at each meeting above eight (8) Audit Committee meetings per year. The annual retainers are paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

The Compensation Committee Chair receives an annual retainer of $25,000 per year, while Compensation Committee Members are entitled to receive an annual retainer of $12,500. Each Compensation Committee Member (other than the Lead Independent Director), is eligible to receive an additional $1,000 meeting fee for attendance at each meeting above six (6) Compensation Committee meetings per year. The annual retainers are paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

The Governance and Nominating Committee Chair receives an annual retainer of $20,000 per year, while Governance and Nominating Committee Members are entitled to receive an annual retainer of $7,500. Each Governance and Nominating Committee Member (other than the Lead Independent Director) are eligible to receive an additional $1,000 meeting fee for attendance at each meeting above the estimated four (4) Governance and Nominating Committee meetings per year. The annual retainers are paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

The Board’s Lead Independent Director receives a cash retainer of $55,000, payable in four quarterly installments, in addition to the annual cash retainer for non-employee directors described above; however, the Lead Independent Director is not entitled to receive any separate Committee fees, as described above.

Stock Options. Following initial election to the Company’s Board of Directors, non-employee directors are eligible to receive a nonqualified stock option to purchase shares representing a fair value, as determined in accordance with a Black-Scholes option pricing model, of $40,000. Following initial election, on the date of each annual Stockholders’ Meeting thereafter, each outside director that is reelected is eligible to receive an additional nonqualified stock option to purchase shares representing a fair value, as described above, of $30,000.

The Board compensation guidelines described above are designed to (a) compensate Committee members through Committee cash retainers in order to provide compensation commensurate with relevant service level commitments for Committee service and (b) set overall Board compensation at a level that is competitive with market norms and peer group median levels, in order to enable the Company to attract potential new directors and provide market based remuneration for existing directors.

In light of a lower stock price, a limited pool of stock options for long-term incentives and a challenging economic environment, in March of 2011, as has been the case since 2009, the Compensation Committee recommended, and the Board approved, limiting the number of options to be received by Board members in June 2011 to the lesser of (i) the award determined using the Black-Scholes pricing model or (ii) 20,000 shares in each such year. The limitation was supported by the Company’s compensation consultant. This limitation represented an approximate 28% reduction in fair value of the June 2010 options received by directors.

Non-Equity Incentive Plan Compensation. We do not provide Non-Equity Incentive Compensation to our Directors.

Pension Benefits. We do not have a pension plan and therefore, do not offer any such pension arrangements to our Directors.

Outside Directors Compensation Table for 2010

The following table provides compensation information for the year ending December 31, 2010 for each non-employee member of our Board of Directors:

Director	(1) Fees Earned or Paid In Cash	Stock Awards	(2) (3) Option Awards	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Paul E. Flynn	$45,000	$—	$21,600	$—	$—	$—	$66,600
Paul Guzzi	40,000	—	21,600	—	—	—	61,600
Nancy L. Leaming	62,500	—	21,600	—	—	—	84,100
Michael R. Loeb	27,500	—	21,600	—	—	—	49,100
Daniel O’Connell	45,000	—	21,600	—	—	—	66,600
Wayne Wilson	75,000	—	21,600	—	—	—	96,600

(1)	Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director, including quarterly retainer fees and committee membership and/or chairmanship fees as described above.
(2)	On June 16, 2010, each of the non-employee directors received an option award to purchase 20,000 shares of the Company’s common stock with a grant date fair value of $1.08 per share. Amounts are based on the aggregate grant date fair value of stock option awards made in 2010. The reported amounts are calculated in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718, “Compensation—Stock Compensation (“ASC Topic 718”). See “Item 8—Financial Statements and Supplementary Data—Note 10” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying the valuation of the Company’s equity awards.
(3)	As of December 31, 2010, the aggregate number of stock option awards outstanding for each non-employee director was as follows: Paul E. Flynn 71,638; Paul Guzzi 81,638; Nancy L. Leaming 71,638; Michael R. Loeb 71,638; Daniel O’Connell 55,687; and Wayne Wilson 81,638.

Stockholder Communications with the Board; Annual Meeting Attendance

The Board of Directors welcomes communications from our stockholders and has adopted a procedure for receiving and addressing those communications. Stockholders may send written communications to either the full Board of Directors or the non-employee directors as a group by writing to the Board of Directors, or the non-employee directors, at the following address: Board of Directors/Non-Employee Directors, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, MA 01880, Attn: Corporate Secretary. Communications by e-mail should be addressed to board@edgewater.com and marked “Attention: Corporate Secretary” in the “Subject” field. The Corporate Secretary will review and forward all stockholder communications to the intended recipient, except for those stockholder communications that are outside the scope of Board matters or duplicative of other communications by the applicable stockholder and previously forwarded to the intended recipient. Directors are required, absent compelling circumstances, to attend our Annual Meeting of Stockholders. All Directors attended our 2010 Annual Meeting of Stockholders.

Code of Ethics

The Company has adopted a code of ethics that applies to our directors, officers and employees. This code of ethics (which we refer to as a “code of conduct”) may be accessed and reviewed through the Company’s website at www.edgewater.com. Any amendments to, or waivers from, any provisions of the code of conduct which apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions, will be disclosed on our website promptly following the date of any such amendment or waiver.

ITEM 2—APPROVAL OF THE PROPOSED AMENDMENT TO THE 2008 ESPP

General

Our shareholders originally approved the 2008 ESPP in June 2008. As of April 25, 2011, there were 16,371 shares available for purchase under the 2008 ESPP. On April 22 2011, the Board of Directors approved an amendment to the 2008 ESPP to increase the authorized number of shares of common stock available for sale thereunder by 700,000 shares and to reserve the additional shares for issuance thereunder, bringing the total number of shares of common stock subject to the 2008 ESPP to 1,200,000 (the “Amended 2008 ESPP”). This amendment, which is subject to the approval of our shareholders, would have the effect of increasing the current remaining available shares from 500,000 to 1,200,000.

The following description of the Amended 2008 ESPP is not intended to be complete and is qualified in its entirety by the complete text of the Amended 2008 ESPP (as proposed to be amended), which is attached to this Proxy Statement as Appendix A.

Summary of Amended 2008 ESPP

Purpose of the Amended 2008 ESPP

The purpose of the Amended 2008 ESPP is to provide eligible employees of the Company and its subsidiaries, who wish to become stockholders, an opportunity to purchase common stock of the Company. The Board of Directors of the Company believes that employee participation in stock ownership will be to the mutual benefit of the employees and the Company.

Administration

The Board of Directors has appointed a committee (the “ESPP Committee”), which has been granted the authority and power to administer the Amended 2008 ESPP and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Amended 2008 ESPP. The ESPP Committee is authorized to adopt and prescribe the contents of all forms required in connection with the administration of the Amended 2008 ESPP, including, but not limited to, the purchase agreement (the “Purchase Agreement”), payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The ESPP Committee has the fullest discretion permissible under law in the discharge of its duties. The ESPP Committee’s interpretations and decisions in respect of the 2008 ESPP, the rules and regulations pursuant to which it is operated, and the rights of participants thereunder are final and conclusive. The Company pays all administrative expenses associated with the operation of the Amended 2008 ESPP.

Eligibility; Participation

Any person employed as an employee of the Company (or a subsidiary designated as an employer under the Amended 2008 ESPP) who does not own five percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary will be eligible to participate in the Amended 2008 ESPP (an “Eligible Employee”). Any Eligible Employee may elect to participate in the Amended 2008 ESPP and may become a Participant by executing and filing with the ESPP Committee a Purchase Agreement at such time in advance of the effective date of the election as the ESPP Committee shall prescribe. An Eligible Employee’s initial election to participate in the Amended 2008 ESPP may be made at any time after he or she first becomes eligible to participate in the Amended 2008 ESPP and shall be effective as soon as practicable after the Eligible Employee submits the necessary documentation to the ESPP Committee. A Participant’s Purchase Agreement shall remain in effect until modified or canceled in accordance with the further terms of this 2008 ESPP, as hereinafter set forth. As of April 25, 2011, approximately 372 persons were eligible to participate in the Amended 2008 ESPP.

Reservation of Shares

The maximum number of shares of common stock which may be purchased under the Amended 2008 ESPP, as amended hereby, will be 1,200,000 shares, subject to adjustment in accordance with the anti-dilution provisions hereinafter set forth. Except for anti-dilution adjustments, the aggregate number of shares of common stock that may be purchased under the Amended 2008 ESPP shall not exceed the number of shares of common stock reserved for under the Amended 2008 ESPP.

Offering Periods

The Amended 2008 ESPP will be implemented during offering periods beginning every three months during the term of the Amended 2008 ESPP, commencing January 1st, April 1st, July 1st and October 1st of each year.

Purchase Price

Generally, the Purchase Price per share of the common stock sold to Participants pursuant to any offering hereunder shall be the lower of (i) 85% of the Market Value (defined below) per share on the first day of the three-month Offering Period or (ii) 85% of the Market Value per share on the last day of the three month Offering Period (the “Purchase Date”). Notwithstanding the foregoing, the Board of Directors may determine that the Purchase Price shall be the Market Value, or a percentage of the Market Value on either of such dates or the lower of such dates, so long as such percentage shall not be lower than 85% of such Market Value. “Market Value” generally means the fair market value of a share of our common stock on a given date, as determined generally by reference to the closing sales price as reported on the NASDAQ Stock Market for such date.

Payment of Purchase Price; Payroll Deductions

The Purchase Price for all shares of common stock purchased by a Participant under the Amended 2008 ESPP shall be paid out of the Participant’s authorized payroll deductions. All payroll deductions received or held by the Company may be used for any corporate purpose.

A Participant may voluntarily cease his or her participation in the Amended 2008 ESPP and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the effective date as the Committee shall prescribe. Notwithstanding anything in the Amended 2008 ESPP to the contrary, if a Participant ceases to be an Eligible Employee, his or her participation automatically shall cease and no further purchase of common stock shall be made for such Participant thereunder. Payroll deductions shall commence on the first payroll following the offering date, and shall continue at the same rate until the end of the offering period unless sooner terminated as provided in the Amended 2008 ESPP.

Exercise of Purchase Privilege

Each Participant shall be granted an option to purchase shares of common stock as of the first day of each Purchase Period at the Purchase Price. The option shall continue in effect through the Purchase Date for the Purchase Period. The Participant shall be automatically deemed to have exercised his or her option to purchase shares of common stock on the Purchase Date, unless he or she notifies the Committee, in such manner and at such time in advance of the Purchase Date as the Committee shall prescribe, of his or her desire not to make such purchase.

The maximum number of shares which a Participant may purchase during a Purchase Period is 4,000 shares or such other number as the Committee establishes before the beginning of the Purchase Period. There shall be purchased for the Participant on such Purchase Date at the Purchase Price for such Purchase Period the largest number of whole and fractional shares of common stock as can be purchased with the amounts withheld from the Participant’s compensation during the Purchase Period. Each such purchase shall be deemed to have occurred on the Purchase Date occurring at the close of the Purchase Period for which the purchase was made.

Notwithstanding the foregoing, a Participant may not purchase shares of common stock having an aggregate Market Value of more than $25,000, determined at the beginning of each Purchase Period, for any calendar year in which one or more such offerings are outstanding at any time, and a Participant may not purchase a share of common stock under any offering after the expiration of the Purchase Period for such offering.

Discontinuance of Participation

A Participant may voluntarily cease his or her participation in the Amended 2008 ESPP and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the effective date as the ESPP Committee shall prescribe. Notwithstanding anything in the Amended 2008 ESPP to the contrary, if a Participant ceases to be an Eligible Employee, his or her participation automatically shall cease and no further purchase of common stock shall be made for such Participant under the Amended 2008 ESPP.

Certain Transactions

Subject to any required stockholder action, if the Company is the surviving or resulting corporation in any merger or consolidation, any offering shall apply to the shares of stock of the Company. In the event of a dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving or resulting corporation, the Amended 2008 ESPP and any offering will terminate upon the effective date of such transaction and the balance of any amounts withheld from the Participant’s compensation not yet applied to the purchase of common stock will be returned to the Participant.

Anti-Dilution Provisions

The aggregate number of shares of common stock reserved for purchase under the Amended 2008 ESPP, as hereinabove provided, and the calculation of the Purchase Price per share may be appropriately adjusted to reflect any increase or decrease in the number of issued shares of common stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, if effected without receipt of consideration by the Company. Any such adjustment shall be made by the ESPP Committee acting with the consent of, and subject to the approval of, the Board of Directors.

Non-Alienation

The right to purchase shares of common stock under the Amended 2008 ESPP is personal to the Participant, is exercisable only by the Participant during the Participant’s lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant. Notwithstanding the foregoing, there shall be delivered to the executor, administrator or other personal representative of a deceased Participant such shares of common stock and such residual amounts as may remain to the Participant’s credit from amounts withheld from the Participant’s compensation as of the Purchase Date occurring at the close of the period in which the Participant’s death occurs, including shares of common stock purchased as of that date or prior thereto with moneys withheld from the Participant’s compensation.

Amendment of the Plan

The Board of Directors (or its delegate) may amend or terminate the Amended 2008 ESPP at any time; provided, however, that the Board of Directors (or its delegate) shall not amend the Amended 2008 ESPP without stockholder approval if such approval is required by section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Expiration and Termination of the 2008 ESPP

The Amended 2008 ESPP will continue in effect for ten years from October 1, 2008, unless terminated prior thereto pursuant to the provisions of the Amended 2008 ESPP or pursuant to action by the Board of Directors, which will have the right to terminate the Amended 2008 ESPP at any time without prior notice to any Participant and without liability to any Participant. Upon the expiration or termination of the Amended 2008 ESPP, the balance, if any, then standing to the credit of each Participant from amounts withheld from the Participant’s compensation which had not, by such time, been applied to the purchase of common stock shall be refunded to the Participant.

Internal Revenue Code Considerations

The Amended 2008 ESPP is intended to constitute an “employee stock purchase plan” within the meaning of section 423 of the Code.

ERISA Considerations

The Amended 2008 ESPP is not intended and shall not be construed as constituting an “employee benefit plan,” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

Withholding of Taxes

All acquisitions of common stock under the Amended 2008 ESPP shall be subject to applicable federal, state and local tax withholding requirements if the Internal Revenue Service or other taxing authority requires such withholding. The Company may require that Participants pay to the Company (or make other arrangements satisfactory to the Company for the payment of) the amount of any federal, state or local taxes that the Company is required to withhold with respect to the purchase of common stock or the sale of common stock acquired under the Amended 2008 ESPP, or the Company may deduct from the Participant’s wages or other compensation the amount of any withholding taxes dues with respect to the purchase of common stock or the sale of common stock acquired under the Amended 2008 ESPP.

Vote Required

If a quorum is present, the affirmative vote of a majority of the votes cast on the proposal will be required to approve the proposed amendment to the Amended 2008 ESPP. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board

Our Board of Directors recommends that you vote “FOR” the proposed amendment to the 2008 ESPP.

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

The following table provides information, as of April 11, 2011, about the beneficial ownership of our Company’s common stock by: (1) the persons known to us to be beneficial owners of more than 5% of our Company’s outstanding common stock; (2) our Directors; (3) each Named Executive Officer (as defined under “Compensation of Named Executive Officers”); and (4) our Directors and Executive Officers as a group. To the best of our knowledge, each such person has sole voting and investment power over the shares shown in this table, except as otherwise indicated. As of April 11, 2011, there were 1,988 record holders and 12,457,978 outstanding shares of our Company’s common stock.

	Beneficial Ownership
Principal Stockholders	Number of Shares	Percent of Total (1)
GAMCO Investors, Inc., et al. (2) One Corporate Center Rye, New York 10580-1435	2,388,182	19.2%

Dimensional Fund Advisors LP. (3) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,017,276	8.2%

Keane Capital Management, Inc. (4) 3440 Torringdon Way, Suite 308 Charlotte, North Carolina 28277	891,204	7.2%

Bricoleur Capital Management, LLC (5) 16236 San Dieguito Road Rancho Santa Fe, California 92067	871,740	7.0%

Ariel Investments, LLC (6) 200 E. Randolph Drive, Suite 2900 Chicago, Illinois 60601	646,708	5.2%

Directors, Executive Officers and Key Employee (7)
Shirley Singleton (8)	480,793	3.8%
David Clancey (8)	361,537	2.9%
Robin Ranzal-Knowles (8)	179,093	1.4%
Wayne Wilson (8)	108,638	*
Michael R. Loeb (8)	101,638	*
Paul Guzzi (8)	81,638	*
Paul E. Flynn (8)	71,638	*
Nancy L. Leaming (8)	71,638	*
Kristin Zaepfel (8)	62,397	*
Daniel O’Connell (8)	38,767	*
Timothy R. Oakes (8)	28,633	*
All Directors and Executive Officers as a Group (11 persons)	1,586,410	11.7%

*	Less than 1%.
(1)	The percentages shown with respect to any identified individual or group are calculated by dividing: (i) the sum of (a) the number of shares of common stock actually owned as of April 11, 2011 plus (b) the number of shares of common stock that may be acquired through the exercise of stock options within 60 days thereof (“Currently Exercisable Options”) by (ii) the sum of 12,457,978 shares of common stock outstanding as of April 11, 2011, plus the amount referenced in clause (i)(b) for such individual or group.

(2)	These securities are owned by various institutional investors, which include GAMCO Investors, Inc., Mario J. Gabelli, Gabelli Funds, LLC, GAMCO Asset Management, Inc., MJG Associates, Inc., and Teton Advisors, Inc. (collectively “Gabelli”). Each of these entities holds certain of the shares for investment for one or more accounts over which it has shared, sole or both investment and/or voting power for its own account, or both. Information set forth above and in this note (2) is based on Gabelli’s Schedule 13D/Amendment No. 22 filing with the SEC on March 30, 2011 (reflecting its beneficial ownership information concerning our Company’s common stock as of March 29, 2011).
(3)	These securities are owned by investment companies, trusts and accounts, to which Dimensional Fund Advisors Inc. (“Dimensional”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims the fact that it is, in fact, the beneficial owner of such securities. Information set forth above and in this note (3) is based upon Dimensional’s Schedule 13G/Amendment No. 10 filing with the SEC on February 11, 2011 (reflecting its beneficial ownership information concerning our Company’s common stock as of December 31, 2010).
(4)	These securities are owned by investment companies, trusts and accounts, to which Keane Capital Management, Inc. (“Keane”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Keane is deemed to be a beneficial owner of such securities. Information set forth above and in this note (4) is based upon Keane’s Schedule 13F filing with the SEC on February 14, 2011 (reflecting its beneficial ownership information concerning our Company’s common stock as of December 31, 2010).
(5)	These securities are owned by investment companies, trusts and accounts, to which Bricoleur Capital Management, LLC (“Bricoleur”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Bricoleur is deemed to be a beneficial owner of such securities; however, Bricoleur expressly disclaims the fact that it is, in fact, the beneficial owner of such securities. Information set forth above and in this note (5) is based upon Bricoleur’s Schedule 13G/Amendment No. 2 filing with the SEC on April 5, 2010 (reflecting its beneficial ownership information concerning our Company’s common stock as of December 31, 2009).
(6)	These securities are owned by investment companies, trusts and accounts, to which Ariel Investments, LLC (“Ariel”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Ariel is deemed to be a beneficial owner of such securities. Information set forth above and in this note (6) is based upon Ariel’s Schedule 13G filing with the SEC on February 14, 2011 (reflecting its beneficial ownership information concerning our Company’s common stock as of December 31, 2010).
(7)	The address of each of the directors and executive officers listed above is c/o Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880.
(8)	Includes the following shares subject to Currently Exercisable Options: Ms. Singleton 337,816; Mr. Clancey 230,660; Ms. Ranzal-Knowles 56,659; Mr. Wilson 76,638; Mr. Loeb 66,638; Mr. Guzzi 76,638; Mr. Flynn 66,638; Ms. Leaming 66,638; Ms. Zaepfel 40,897; Mr. O’Connell 38,767; and Mr. Oakes 27,499.

Stock Ownership Guidelines

The Company’s Compensation Committee has established stock ownership guidelines for the Company’s Directors and Named Executive Officers, which are described in detail under “Compensation Discussion and Analysis—Stock Ownership Guidelines.”

Section 16(a) Beneficial Ownership Reporting Compliance

Under the U.S. securities laws, directors, executive officers and persons holding more than 10% of Edgewater Technology, Inc.’s common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of the Company’s directors and executive officers, we believe all persons subject to beneficial ownership reporting filed the required reports on time in 2010.

EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The Edgewater Technology, Inc. Amended and Restated 1996 Stock Option Plan (the “1996 Plan”) allowed for grants of incentive and non-qualified stock options covering up to fifteen percent (15%) of our outstanding common stock. The 1996 Plan expired on June 30, 2006; thus, no further grants may be awarded, but options awarded under the 1996 Plan remain outstanding, subject to the terms of the 1996 Plan and any related option agreements.

The Edgewater Technology, Inc. Amended and Restated Plan (the “2000 Plan”) allows for grants of non-qualified stock options of up to 4 million shares of our common stock. All employees and officers of our Company and its subsidiaries and directors of our Company, including outside directors, are eligible for grants of stock options under the 2000 Plan. Shares covering awards that are forfeited, expire, or canceled will again be available for issuance under the 2000 Plan. Since the 2000 Plan, as initially adopted, and as amended and restated in 2002, is a “Broad-Based Plan” under prior NASDAQ rules, stockholder approval was not required with respect to the 2000 Plan. However, if there is a material amendment to the 2000 Plan in the future, stockholder approval with respect to the material amendment would be required under current NASDAQ listing requirements.

The Edgewater Technology, Inc. 2003 Incentive Plan (the “2003 Plan”) allows for grants of non-qualified stock options and restricted share awards of up to 500,000 shares of our common stock. All employees and officers of our Company and its subsidiaries, but none of our Company’s outside directors, are eligible for the grant of non-qualified stock options or awards of restricted shares under the 2003 Plan. Since the 2003 Plan, as initially adopted, is a “Broad Based Plan” under prior NASDAQ rules, stockholder approval was not required with respect to the 2003 Plan. However, if there is a material amendment to the 2003 Plan in the future, stockholder approval with respect to the material amendment would be required under current NASDAQ listing requirements.

The Edgewater Technology, Inc. 2008 Omnibus Incentive Plan (the “2008 Plan”) allows for grants of non-qualified stock options and restricted share awards of up to 1.5 million shares of our common stock. All employees and officers of our Company and its subsidiaries and directors of our Company, including outside directors, are eligible for grants of stock options under the 2008 Plan. The 2008 Plan was approved by our stockholders on June 11, 2008.

The Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan (the “2008 ESPP”) allows for employee stock purchases of our Company’s common stock at eighty-five percent (85%) of the lower of our common stock price as of the first or last trading day of each quarter. The 2008 ESPP currently authorizes purchases for up to 500,000 shares of our common stock by our employees and continues in effect until October 1, 2018, unless earlier terminated. The 2008 ESPP was approved by our stockholders on June 11, 2008.

Equity Compensation Plan Table

The following table sets forth certain information as of December 31, 2010, for all of our Company’s equity compensation plans, which consist of: the 1996 Plan; the 2000 Plan; the 2003 Plan; the 2008 Plan; and the 2008 ESPP:

Plan Category	(A) Number of Shares to be Issued upon Exercise of Outstanding Stock Options	(B) Weighted-Average Exercise Price of Outstanding Stock Options	(C) Number of Shares Remaining Available for Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column (A))
Equity Compensation Plans Approved by Stockholders:
1996 Plan (1)	74,670	$5.74	—
2008 Plan (2)	592,818	$2.92	907,182
2008 ESPP (3)	—	—	132,371

Equity Compensation Plans Not Approved by Stockholders:
2000 Plan (4)	2,095,677	$4.57	577,285
2003 Plan (5)	10,000	$4.75	18,950

Total	2,773,165	$5.20	1,635,788

(1)	Grants for shares of our common stock under the 1996 Plan were limited to 15% of our outstanding common stock. The 1996 Plan expired on June 30, 2006; thus, no further grants may be awarded, but options awarded prior to that date remain outstanding subject to the terms of the 1996 Plan and any related option agreements.
(2)	The 2008 Plan provides for grants of nonqualified stock options and awards of restricted shares of our common stock. The 2008 Plan is limited to stock option grants and restricted stock awards covering up to 1,500,000 shares of our Company’s common stock. No shares of restricted stock have been issued since the 2008 Plan was approved by the stockholders on June 11, 2008.
(3)	The 2008 ESPP, which became effective for the purchase period beginning October 1, 2008, provides for purchases by our employees of up to 500,000 shares of our common stock. As of December 31, 2010, a total of 367,629 shares of our common stock were purchased under the 2008 ESPP. Of the 132,371 shares remaining available for issuance as of December 31, 2010, 64,974 shares were issued in connection with the purchase period ended December 31, 2010.
(4)	The 2000 Plan provides for grants of nonqualified stock options of our common stock. The 2000 Plan is limited to grants covering up to 4.0 million shares of our common stock.
(5)	The 2003 Plan provides for grants of nonqualified stock options and restricted share awards for up to 500,000 shares of our common stock. Since 2003, 482,950 shares of restricted stock have been awarded to executive and non-executive employees that are not included in Column A above, but are taken into account under Column C above. 30,000 shares of restricted stock were awarded to non-executive employees during 2010.

EXECUTIVE OFFICERS

Provided below are the names, ages and principal occupation or employment, for at least the last five years, for all of the persons who are our executive officers, including our Named Executive Officers.

Name	Age	Experience
Shirley Singleton	59	Chairman, President and Chief Executive Officer. For full biographical information consult “Item 1—Election of Directors—Nominees for Election.”

David Clancey	55	Executive Vice President, Chief Strategy Officer and Chief Technology Officer of our Company since June 2006. Before assuming his current title, Mr. Clancey served as our Executive Vice President—Chief Technology Officer from 2001 to 2006 and as Edgewater Delaware’s Senior Vice President—Chief Technology Officer from 1992 until 2001. Mr. Clancey co-founded Edgewater Delaware in 1992 with Ms. Singleton. Prior to co-founding Edgewater Delaware, Mr. Clancey was a Systems Architect and Chief Technology Officer at Logica North America.

Timothy R. Oakes	43	Chief Financial Officer, Treasurer and Corporate Secretary of our Company since September 2009 and Chief Accounting Officer of our Company since July 2008. Mr. Oakes joined our Company as a Director of Finance in August 2004. Prior to joining Edgewater, Mr. Oakes was a Senior Director of Finance at Symmetricom, Inc. from September 2001 to August 2004. Prior to Symmetricom, Mr. Oakes held various financial management and operational reporting positions with companies in the biotechnology, manufacturing and consulting services industries. Mr. Oakes is a certified public accountant.

Robin Ranzal-Knowles	44	President of Edgewater Technology-Ranzal, Inc., a subsidiary of the Company (“Ranzal”), since October 2004. Prior to joining Edgewater, Ms. Ranzal-Knowles was the founder, owner and President of Ranzal and Associates, Inc., from March 1996 to October 2004.

Kristin Zaepfel	47	Vice President of Human Resources of our Company since September 2003. Prior to joining our Company, Ms. Zaepfel served as Senior Vice President of Human Resources for Xchange, Inc. from 1998 to 2003. Ms. Zaepfel has also held various Human Resources positions at such organizations as HPR, Inc., Mellon Bank Corporation and The Boston Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2010 with management. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the CD&A be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The Compensation Committee:

Wayne Wilson, Chairman

Paul E. Flynn

Nancy L. Leaming

Daniel O’Connell

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for the Edgewater Technology, Inc. executive officers identified in the Summary Compensation Table (the “Named Executive Officers”) presented under “Compensation of Named Executive Officers,” provides an overview and analysis of our compensation programs, the compensation decisions we have made under those programs, and the factors we considered in making those decisions with respect to the compensation earned by our Named Executive Officers. The Compensation Committee of the Board (the “Compensation Committee”) makes all decisions for the total direct compensation—that is, the annual base salaries and benefits; annual incentive compensation; and long-term incentives of the Company’s executive officers, including the Named Executive Officers.

Executive Summary

Edgewater’s historical operating strategy is based on the philosophy that success in its business sector is best measured by performance in a marathon, not a sprint. Our historical compensation policies and practices have mirrored this operating strategy, as past compensation incentives have been implemented as a direct extension of this operating strategy, and payouts have been made only when fundamental operating objectives, including satisfaction of revenue or EBITDA-based goals, had been achieved.

In recent years, the Company’s operating performance has varied considerably, primarily due to economic instability and volatile industry demand for information technology-related products and services. During 2009, management and the Board undertook a strategic review of Edgewater’s business for the purpose of developing a three-year strategic plan that would improve and broaden the Company’s scale of operations and drive consistent growth in revenue and EBITDA over the planning horizon.

The Company’s December 2009 acquisition of Fullscope, Inc. (“Fullscope”) was an important element of that strategic plan as it increased the scale of our business, extended our suite of Microsoft-related offerings and enhanced the Company’s overall revenue growth rate. Our May 2010 acquisition of Meridian Consulting International established Edgewater as a leading purveyor of strategic finance service offerings to the office of the chief financial officer for large, multi-national companies.

As part of our 2010 operating plan, the Company set, and subsequently achieved, several important goals envisioned in our three-year strategic plan, including: returning the Company to double-digit organic revenue growth, generating positive EBITDA, generating positive cash flow from operations, and developing our own intellectual property assets.

During 2009, the Compensation Committee, with the assistance of our outside compensation consultant, also undertook an extensive review of our executive compensation programs in order to assure that overall compensation was competitive and that incentive compensation, with particular emphasis on long-term incentives, was properly aligned with our strategic plan. A particular focus of the Compensation Committee was the development of a long-term incentive plan for Ms. Singleton and Mr. Clancey that would retain and appropriately reward them for successfully implementing the three-year strategic plan.

The Committee and its compensation consultant developed comprehensive tally sheets compiling and comparing the components and total compensation of our Named Executive Officers against companies in our peer group and companies of similar size; reviewed the pay practices and performance of companies within our peer group, as well as other companies in our industry and companies of similar size and profitability based on available survey data; and considered a range of plan designs including traditional equity plans and multi-year deferred compensation cash incentive programs.

Based on the results of this review, the Compensation Committee determined to retain the focus of our annual cash incentive program on achieving targeted annual levels of service revenue and EBITDA, while making a number of improvements in the Company’s incentive programs for Ms. Singleton and Mr. Clancey including:

•

Modest increases to their base salaries (Mr. Clancey from $275,000 to $300,000 during 2010 and Ms. Singleton from $325,000 to $350,000 effective for 2011). Neither executive had received a base salary increase since April 2007. Ms. Singleton’s revised base salary was set slightly below the 50th percentile compared to our peer group and market survey data. Mr. Clancey’s revised base salary was set at a level slightly exceeding the 75th percentile for both peer group and market survey data for similar executive roles based on his critical role as our Chief Strategy Officer and as Ms. Singleton’s advisor in founding and managing our business.

•

Competitive improvement in the severance provisions of their employment agreements, effective with the December 2010 renewals of those agreements, primarily consisting of an increase in severance as a multiple of base salary from “one-times” to “two-times,” which is comparable to market survey data utilized by the Compensation Committee.

•

Significantly improving their equity-based incentives for increasing shareholder value through better Company operating performance. Significant portions of Ms. Singleton’s and Mr. Clancey’s previous equity compensation awards expired without value during 2010, and therefore lacked any future incentive potential.

The Compensation Committee also determined in consultation with its compensation consultant that currently the most appropriate and efficient long-term equity vehicle for incentivizing our Named Executive Officers are time-based stock options expiring in seven years. Based on these considerations, the Compensation Committee approved the following grants of employee stock options to Ms. Singleton and Mr. Clancey:

Name	Grant Date	Stock Options Granted	Exercise Price

Ms. Singleton	12/10/09	185,000	$2.84
	6/16/10	75,000	2.84
	3/9/11	100,000	3.15

Mr. Clancey	12/10/09	185,000	2.84
	6/16/10	75,000	2.84
	3/9/11	100,000	3.15

The amounts and timing of these share grants were affected by the availability of shares for granting under the Company’s equity incentive plans, as well as the Company’s continuing progress in executing its three-year strategic plan. While the Compensation Committee believes that long-term incentive compensation equity grants for our Named Executive Officers should approximate the 50th percentile of our peer group and market survey data, actual grants to Ms. Singleton and Mr. Clancey were set at lower levels based on the current limited availability of shares for granting under the Company’s equity incentive plans.

During 2010, the Compensation Committee also considered, based on its earlier strategic review, the competitive effectiveness of our compensation arrangements for Ms. Ranzal-Knowles and made several improvements including:

•

Increasing her base salary, in June 2010, from $275,000 to $300,000. Ms. Ranzal-Knowles had not received a base salary increase since March 2008. Ms. Ranzal-Knowles’ revised base salary was set at a level in line with or slightly exceeding the 75th percentile for both peer group and market survey data for similar executive roles based on her significant role in managing and growing our business.

•	Approval of a new change in control agreement providing for severance and other benefits in the event of termination of her employment following a change in control.

At the beginning of 2010, Edgewater established service revenue and EBITDA goals for 2010, which took into account the anticipated improvements resulting from the December 2009 acquisition of Fullscope and the anticipated recovery and growth in the Company’s organic core service offerings. For 2010, the Compensation Committee established target bonus opportunities premised on specified service revenue and EBITDA levels tied to our budget and individual executive management objectives, as described in greater detail under “Individual Elements of Compensation; 2010 Compensation Decisions—Annual Incentive Compensation.”

Of the total 2010 bonus opportunities for Named Executive Officers, 70% were tied to service revenue and EBITDA performance against targets and 30% were tied to other specific Company and individual management performance objective goals.

The Company exceeded its revenue metric for 2010 but did not achieve the minimum threshold EBITDA to receive a payout for EBITDA. While the management team, excluding Ms. Ranzal-Knowles whose 2010 bonus opportunity is based upon divisional-based financial performance metrics, was entitled to receive a payout for the revenue achievement, the management team elected not to receive payment for that element due to the significantly off-plan performance on EBITDA. Despite missing plan EBITDA, the actual EBITDA achieved represented a significant improvement and turnaround from the Company’s performance in 2009.

The performance of our Named Executive Officers, excluding Ms. Ranzal-Knowles whose 2010 bonus opportunity performance is discussed below, against their specific Company and individual management performance objective elements was strong with the combination of the two equating to a 30% payout against their target bonuses, which the Compensation Committee approved for payment at its meeting on March 9, 2011.

Ms. Ranzal-Knowles’ Financial Performance Bonus Opportunity was established by the Committee based on the service revenues and EBITDA contribution of the Ranzal Division of our EPM business (“Ranzal”); employees of Ranzal generally have a bonus opportunity that is calculated utilizing Ranzal service revenue and EBITDA contribution. The Ranzal Division’s 2010 service revenue and EBITDA levels met the established Financial Performance Target (as described under “Elements of the 2010 Incentive Bonus Plan Opportunity”), qualifying Ms. Ranzal-Knowles for a payout under this component of her 2010 bonus program.

In recognition of their performance and contributions to our operating results in 2010, the Compensation Committee at its March 9, 2011, also approved the following compensation changes and equity awards to certain Named Executive Officers:

•

Timothy R. Oakes—Base salary increase from $200,000 to $250,000, effective January 1, 2011. Mr. Oakes had not received a base salary increase since his appointment as our chief financial officer in 2009. His revised base salary was set at a level in line with the 50th percentile for both peer group and market survey data for similar executive roles.

•	Grants of options to purchase shares of our common stock to the following Named Executive Officers:

Name	Grant Date	Stock Options Granted	Exercise Price
Timothy R. Oakes	3/9/11	75,000	$3.15
Robin Ranzal-Knowles	3/9/11	20,000	3.15
Kristin Zaepfel	3/9/11	5,000	3.15

The amount of the option awards was based upon the Compensation Committee’s review and consideration of individual performance and ownership holdings specific to each of the above Named Executive Officers. While the Compensation Committee believes that long-term incentive compensation equity grants for our Named Executive Officers should approximate the 50th percentile of our peer group and market survey data, actual grants were set at lower levels based on the current limited availability of shares for granting under the Company’s equity incentive plans.

All of these actions, as described in more detail in the following sections, have been designed to provide our Named Executive Officers with competitive compensation while aligning their incentives with the achievement of substantial improvement in value for our shareholders.

Compensation Philosophy

Our compensation programs are designed to attract, retain and compensate Edgewater’s executive employees, while motivating them to achieve superior performance. Different programs are geared to short- and longer-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, expectations and rewards. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives primarily should reflect their success as a management team, in attaining key operating objectives, such as growth in revenue and growth in earnings before interest, taxes, depreciation and amortization (“EBITDA”), the development of long-term competitive advantage, and, to a lesser extent, individual performance goals and objectives. We believe that the performance of the executives in managing our Company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Overview of Executive Compensation Components

The Company’s executive compensation program consists of several components, the most important elements of which are set forth in the table below.

	Pay Element	What the Pay Element Rewards	Why Edgewater Uses the Element
Base Salary	Base Salary	Pay for market performance in the executive role. Base salary adjustments allow the Committee to reflect an individual’s performance or changed responsibilities.	• Market practice and competitive factors. • To attract and retain executive talent.

Short-Term Incentives	Annual Executive Incentive Bonuses	Provides benefits for achievement of objective goals and financial success, mainly through revenue growth and EBITDA-based objectives, and to a lesser extent individual performance.	• Market practice and competitive factors. • To motivate performance and meet annual goals.

Long-Term Incentives	Stock Options	Focus executives on increasing stock price over a minimum three-year vesting period and a maximum ten-year option term.	Stock options reward executives for increases in stockholder value.

	Restricted Stock	Retain executives over a vesting period (typically over five years) by granting underlying shares of Edgewater stock on continued employment during vesting period.	Restricted Stock awards reward past success and can help retain executives in a challenging business environment. They give additional upside rewards for increases in stockholder value.

	Stock Ownership Guidelines	The Company expects its CEO and other Named Executive Officers to satisfy stock ownership guidelines equal to three-times and one-times their base salary, respectively.	Fosters long-term stock ownership and aligns executives’ interests with those of stockholders.

For more detail regarding these components, see “Individual Elements of Compensation; 2010 Compensation Decisions” included elsewhere herein.

Compensation Consultants

Since 2007, the Compensation Committee has engaged DolmatConnell & Partners Inc. (the “Compensation Consultant”), an independent compensation consultant, to assist the Committee in the discharge of its duties. The Compensation Consultant does not perform any services for us other than for the Compensation Committee, and the Compensation Committee retains the right to terminate or replace the Compensation Consultant at any time.

In 2009, the Compensation Committee engaged the Compensation Consultant to assist in its review of our executive compensation programs, with particular attention to our long-term incentives. During 2009 and 2010, the Compensation Consultant provided the Compensation Committee with:

•	comprehensive reviews of our executive compensation programs, including tally sheets reflecting all components of executive compensation;

•	peer group and market survey benchmarking data;

•	advice regarding competitive levels of executive base salaries, annual performance incentive awards, and long-term equity compensation; and

•	recommendations for long-term equity incentives.

In preparing its compensation analyses, the Compensation Consultant analyzed compensation data from the published compensation surveys of technology industry firms with revenues between $50 million and $200 million as well as a list of peer companies consisting of firms comparable in size and industry to Edgewater. The following is a list of all the companies in our peer group: Analysts International Corp., Bridgeline Digital Inc., CSP, Inc., EasyLink Services International Corp., eLoyalty Corp, Innodata Isogen, Inc. Keynote Systems, Inc., NetSol Technologies, Inc., Perficient, Inc., Rainmaker Systems, Inc., The Hackett Group, Inc., The Management Network Group, Inc., Tier Technologies, Inc., Widepoint Corp., XETA Technologies, Inc. and Zanett, Inc. The 2010 peer group was developed by management in conjunction with the Compensation Consultant and was formally reviewed with and approved by the Compensation Committee on September 15, 2010. The Compensation Consultant’s recommendations with respect to base salary, bonus and equity incentive compensation were based on a combination of the broader survey information and available published data for the companies in the peer group.

The Compensation Committee generally seeks to target all elements of direct compensation at or near the 50th percentile of the peer group data and between the 25th and 50th percentile of the industry survey data. Base salaries for Mr. Clancey and Ms. Ranzal-Knowles in 2010 were targeted slightly above the 75th percentile compared to available peer group and market survey data based on their roles in our Company. Actual long-term equity incentive compensation awards were set at lower levels based on the current limited availability of shares for granting under the Company’s equity incentive plans.

Role of the Chief Executive Officer in the Compensation Process

As described elsewhere in this Proxy Statement, the Compensation Committee makes all decisions for the total direct compensation—that is, the annual base salaries and benefits; annual incentive compensation; and long-term incentives of the Company’s executive officers, including the Named Executive Officers, which includes Ms. Singleton, the Company’s President and Chief Executive Officer. As it relates to compensation matters for the Company’s other Named Executive Officers (excluding Ms. Singleton), the Compensation Committee solicits recommendations from Ms. Singleton with regards to information that may be considered by the Compensation Committee in either the development of compensation programs or the awarding of objective and/or discretionary bonus amounts. The Compensation Committee, however, makes the final decision with respect to executive officer compensation.

Overall Compensation Goals

The goals of our executive compensation program are to:

•	compensate executive employees in a manner that realistically aligns the employee’s interests with the interests of our stockholders;

•	encourage continuation of our Company’s entrepreneurial spirit;

•	reward executives for successful long-term strategic management;

•	recognize outstanding performance; and

•	attract and retain highly qualified and motivated executives.

The Compensation Committee seeks to achieve these goals by setting base salaries for our executives that are competitive with those of our peers and providing incentives that enable total compensation to be in line with peer total compensation levels. Further, we place an important emphasis on “pay for performance,” as we believe that meaningful portions of a total compensation opportunity should be at risk. In addition, Edgewater believes that total compensation should reflect and properly reward outstanding performance, including performance above targeted levels.

We believe the mix of base salary, bonuses, stock option grants and restricted stock awards described below furthers our objectives, is consistent with our philosophy described previously and effectively links executive compensation to our Company’s operational performance.

Consideration Given to Individual Elements of Compensation

The Company’s compensation program for its Named Executive Officers is based upon various individual compensation elements such as base salary, annual incentive compensation and long-term stock awards. When reviewing compensation programs, the Compensation Committee views each of the compensation elements independently, as well as collectively as total direct compensation.

The Compensation Committee annually determines the compensation levels for our Named Executive Officers by considering several factors, including each executive officer’s roles and responsibilities, how the executive officer is performing those responsibilities, our historical and anticipated future financial performance and the compensation practices of companies in our peer group and where appropriate, survey data from a broader index of comparable public companies. The Compensation Committee does not maintain a specific policy or formula when establishing the allocation of total compensation among the various compensation elements (i.e., cash and non-cash compensation). The overall goal of the Compensation Committee is to establish individual compensation elements for its Named Executive Officers that align with the goals described under “Overall Compensation Goals” above, and align the interests of our Named Executive Officers with the interests of our stockholders.

Individual Elements of Compensation; 2010 Compensation Decisions

The current compensation program for the Named Executive Officers is composed of three primary elements: annual base salaries and benefits; annual incentive compensation, in the form of cash bonus awards made under the incentive bonus plan; and long-term incentives, consisting of stock options and restricted stock grants.

Annual Base Salaries and Benefits

Annual compensation consists of base salaries and benefits. These elements of Edgewater’s compensation program are intended to provide a degree of compensation certainty to executives by providing a reasonable amount of compensation that is not at-risk for performance.

Base Salaries. In June 2007, the Company entered into employment agreements with Ms. Singleton and Mr. Clancey which set the executives’ minimum annual base salaries at $325,000 for Ms. Singleton and $275,000 for Mr. Clancey (the “2007 Employment Agreements”).

In June 2010, the Compensation Committee increased the base salaries of Mr. Clancey to $300,000 (from $275,000) and Ms. Ranzal-Knowles to $300,000 (from $275,000). Base salaries for Mr. Clancey and Ms. Ranzal-Knowles in 2010 were targeted slightly above the 75th percentile compared to available peer group and market survey data based on their significant roles in our Company.

On December 17, 2010, the Company entered into a First Amendment to 2007 Employment Agreements with Ms. Singleton and Mr. Clancey (the “Amendments”). The Amendments amended the term, salary and severance provisions in the 2007 Employment Agreements. The Amendments extend the term of the respective

2007 Employment Agreements for an additional term commencing on January 1, 2011 and continuing until December 31, 2013, unless terminated sooner in accordance with the termination provisions of the applicable Employment Agreement. Prior to the Amendments, the terms of the 2007 Employment Agreements would have expired as of December 31, 2010.

The Amendments also establish the following minimum annual base salary levels, subject to potential future increases based upon the review and determination of the Company’s Compensation Committee: Ms. Singleton, $350,000 and Mr. Clancey, $300,000. Ms. Singleton’s revised base salary was set slightly below the 50th percentile compared to our peer group and market survey data. We do not have employment agreements establishing minimum base salaries with any other Named Executive Officer.

Our executive compensation strategy generally is for executives to receive a salary in line with the market, while being eligible for bonuses, stock option grants or restricted stock awards that generally generate value based on Company and individual performance. We believe that competitive base salary levels in combination with performance and stock-based incentives provide our executives with the potential to earn competitive industry total executive compensation levels, if corporate financial performance goals and individual performance goals are achieved.

Base salaries are designed to help attract and retain management talent. To ensure that salary ranges are competitive in the overall marketplace, salary ranges are periodically compared to the salaries paid for comparable positions within companies that compete with our Company for executive talent, including industry competitors, companies of comparable size in our key geographic markets, competitive industry practices, and companies with comparable revenues or profitability in other industries. Our compensation assessment efforts have been assisted by our Compensation Consultant, which, in 2009 and 2010 conducted benchmark reviews of our Company to a peer group of companies as well as a broader survey of technology industry firms with revenues between $50 million and $200 million. These analyses compared the individual compensation elements, as well as total direct compensation, for each of our Named Executive Officers with peer group and market survey data at the market 25th, 50th and 75th percentiles.

The Compensation Committee generally reviews salaries of the Named Executive Officers in the first calendar quarter of each year to determine if any adjustment is appropriate. In reviewing and establishing salaries for the Named Executive Officers, the Committee considers the Company’s past performance, individual performance and experience and, with respect to the Named Executive Officers other than the Chief Executive Officer, recommendations made by Ms. Singleton. Additional factors considered in setting salary levels are the Committee members’ business judgment about the appropriate level of salary to retain, motivate and reward individual executives and to a certain extent, recommendations by our Compensation Consultant. Baseline amounts under employment agreements also influence base salary compensation levels.

In March 2011, the Compensation Committee authorized an increase in base salary for Mr. Oakes, effective January 1, 2011, from $200,000 to $250,000. Mr. Oakes revised base salary was set at a level in line with the 50th percentile for both peer group and market survey data for similar executive roles. The Compensation Committee elected to maintain the annual base salaries for Ms. Singleton ($350,000); Mr. Clancey ($300,000); Ms. Ranzal-Knowles ($300,000) and Ms. Zaepfel ($160,000) at their currently established levels.

Benefits. The Company’s Named Executive Officers receive limited benefits that would be considered executive benefits. Most benefits are consistent with those offered generally to employees, which consist of life insurance, travel accident insurance, health insurance, dental insurance, flexible spending accounts, short-term and long-term disability, fitness club reimbursement, and opportunities to participate in Edgewater’s employee stock purchase program and 401(k) plan. Benefits and perquisites include a monthly automobile allowance that is provided to each of our Named Executive Officers (other than Ms. Zaepfel). In general, we believe the benefits described above are competitive with the marketplace. Please refer to “Compensation of Named Executive Officers—Summary Compensation Table” and the related footnotes for additional information about benefits.

Annual Incentive Compensation

Incentive compensation consists of cash bonuses and awards made under the incentive bonus plan, and its objective is to motivate executives annually, and to promote long-term growth. We refer to these opportunities as “bonus” opportunities consistent with historical practice. However, for “Summary Compensation Table” purposes, awards and payouts appear under the column “Non-Equity Incentive Plan Compensation” and not under the “Bonus” column, consistent with SEC rules.

Executive Incentive Bonuses. Future cash bonus payments will be made in accordance with our incentive bonus plan, under which we set annual incentive goals at meetings of the Compensation Committee in conjunction with the release of our prior year financial results. Our incentive bonus plan represents an important element of our compensation strategy, since achieving performance targets enables our executives to attain total current compensation in line with peer pay levels. In contrast, failure to achieve performance targets may result in total current compensation for our executives falling below, possibly substantially below, peer compensation levels.

Elements of the 2010 Incentive Bonus Plan Opportunity. For the 2010 fiscal year, the Committee established the following cash bonus opportunities and objectives for the Named Executive Officers:

Component	Minimum Financial Performance Target	Financial Performance Target	Maximum Financial Performance Target	Weighting of Applicable Components for All Named Executive Officers, Excluding Ms. Ranzal-Knowles	Weighting of Applicable Components for Ms. Ranzal- Knowles
	(Amounts In Millions)
Company service revenue (1)	$58.1	$61.2	$64.4	42%	—%
Company EBITDA (1)	$4.1	$4.9	$5.7	28%	—%
Divisional service revenue (1)	$26.2	$27.6	$29.4	—%	42%
Divisional EBITDA (1)	$1.6	$2.4	$3.2	—%	28%
SAP-Related Bonus Opportunity (2)				10%	10%
Individual Performance Bonus Opportunity (3)				20%	20%

(1)	70% of the aggregate bonus opportunity was authorized for satisfaction of financial-based performance objectives (the “Financial Performance Bonus Opportunity”), for which

•	up to 60% of the Financial Performance Bonus Opportunity was dependent upon the satisfaction of service revenue goals, and

•	up to 40% of the Financial Performance Bonus Opportunity was dependent upon the satisfaction of EBITDA goals;

in furtherance of this objective goal, the Committee established specified performance target levels for service revenue and for EBITDA, which we refer to collectively as “Financial Performance Targets” and individual as the “Financial Performance Target.”

Service revenue and EBITDA Thresholds for Named Executive Officers, Excluding Ms. Ranzal-Knowles:

In fiscal year 2009, our service revenue was $46.1 million. The minimum performance threshold related to service revenue in our 2010 Financial Performance Bonus Opportunity represented an increase of approximately 26%, while the maximum performance threshold for our 2010 Financial Performance Bonus Opportunity represented an increase in service revenue of approximately 40%.

Similarly, in fiscal year 2009, our EBITDA was $(2.3) million. The minimum performance threshold related to EBITDA in our 2010 Financial Performance Bonus Opportunity represented an increase of approximately 278%, while the maximum performance threshold for our 2010 Financial Performance Bonus Opportunity represented an increase in EBITDA of approximately 348%.

Service revenue and EBITDA Thresholds for Ms. Ranzal-Knowles:

The performance of Ms. Ranzal-Knowles with respect to divisional revenues and EBITDA performance was measured against targets established by the Compensation Committee. Ms. Ranzal-Knowles’ divisional revenue target applicable to the Company’s Ranzal Division was $27.2 million. Ms. Ranzal-Knowles’ divisional EBITDA target applicable to the Company’s Ranzal Division was $2.4 million.

(2)	10% of the aggregate bonus opportunity was subjectively based upon management’s successful development and implementation of strategic initiatives focused upon the Company’s SAP-related service offerings (the “SAP-Related Bonus Opportunity”); and
(3)	20% of the aggregate bonus opportunity is discretionary, and was authorized for satisfaction of individual management performance objectives (the “Individual Performance Bonus Opportunity”) that were specifically set for each executive. The Committee established the following individual management objectives for the Named Executive Officers:

• Ms. Singleton	Individual management objectives were designed to reward the achievement of driving divisional profitability and improving enterprise utilization metrics.

• Mr. Clancey	Individual management objectives were designed to reward the research and development of regional and international growth opportunities, leveraging our existing assets, and to reward the research of new products and service offerings to optimize our business model.

• Ms. Ranzal-Knowles	Individual management objectives were designed to reward the identification, development and implementation of strategic initiatives within the EPM-related business practice.

• Mr. Oakes	Individual management objectives were designed to reward the enhancement of the capabilities of the accounting department with respect to SEC reporting and technical accounting.

• Ms. Zaepfel	Individual management objectives were designed to reward the oversight and management of any planned amendments to the Company’s stock option plans.

2010 Financial Performance Bonus Opportunity. The 2010 Financial Performance Bonus Opportunity was established to reward executives for achieving certain goals for (1) service revenue (targeted at $61.2 million) and (2) EBITDA (targeted at $4.9 million). Both the service revenue and EBITDA target amounts exclude incremental contributions related to our SAP service offerings and our 2010 acquisition of Meridian Consulting International, Inc. In accordance with the bonus plan, the established goals could be achieved independently, such that a payout could be made for exceeding the minimum service revenue goal, but not the minimum EBITDA goal. Conversely, a payout could be made for exceeding the minimum EBITDA goal, but not the minimum service revenue goal. The bonus plan was also designed to provide additional incentives for overachievement beyond target goals, so that more than 100% of each target goal could be paid out if overachievement occurred.

2010 SAP-Related Bonus Opportunity. The 2010 SAP-Related Bonus Opportunity was established on an individual basis for each Named Executive Officer based upon the expected professional contribution of each functional executive position and the impact of such contribution on the overall strategic evaluation and assessment of the operational functions associated with our SAP-related service offerings. This constituted 10% of the aggregate total eligible bonus opportunity of each of our Named Executive Officers.

2010 Individual Performance Bonus Opportunity. The 2010 Individual Performance Bonus Opportunity was established on an individual basis for each Named Executive Officer based upon the expected professional contribution of each functional executive position and the impact of such contribution on the overall strategic and operational goals of the Company. This constituted 20% of the aggregate total eligible bonus opportunity of each of our Named Executive Officers.

Total Eligible Bonus Opportunity. The aggregate total eligible bonus opportunity for each of the Named Executive Officers was determined in relation to a percentage of base salary.

For 2010, the total eligible bonus opportunity for the Named Executive Officers was as follows:

Executive	Aggregate Eligible Bonus as a % of Salary	$ Amount of Aggregate Eligible Bonus Opportunity
Shirley Singleton	100%	$325,000
David Clancey	100%	300,000
Robin Ranzal-Knowles (1)	100%	300,000
Timothy R. Oakes	75%	150,000
Kristin Zaepfel	40%	64,000

(1)	Ms. Ranzal-Knowles’ 2010 Incentive Bonus Plan Opportunity was structured so that 10% of her achieved bonus would be payable in the form of stock options. The number of stock options to be issued would be determined based on the equivalent grant date fair value of stock option awards as compared to the bonus achieved by Ms. Ranzal-Knowles. Fifty percent of the initial stock option-based bonus opportunity is granted to Ms. Ranzal-Knowles during the bonus year, while the final number of stock options to be issued is determined in connection with actual bonus plan achievement, less the fair value of the stock options issued during the bonus year. The utilized fair value amounts are calculated in accordance with the provisions of ASC Topic 718. See “Item 8—Financial Statements and Supplementary Data—Note 10” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying the valuation of the Company’s equity awards.

These bonus opportunity levels were approved by the Compensation Committee at its regular meeting in March 2010.

2010 Bonus Award Payments. In March 2011, the Compensation Committee evaluated the extent to which individual elements of the 2010 Incentive Bonus Plan Opportunity had been earned and determined the amount of bonuses payable. In 2010, Financial Performance Bonus Opportunities were focused on the attainment of service revenue and EBITDA targets; for these purposes, EBITDA includes all applicable incentive bonus plan expense accruals. The Compensation Committee’s review was based on its knowledge of the Company, its contact with the executives throughout the year and reviews of Company and individual executive officer performance. An executive officer must be employed by the Company as of the date any bonus is paid, in order to be eligible to receive it.

	Financial Performance Bonus Opportunity
Named Executive Officer	Company/ Divisional Service Revenue	Company/ Divisional EBITDA	SAP-Related Bonus Opportunity	Individual Performance Bonus Opportunity	Total Bonus Opportunity	Bonus as % of Target
Ms. Singleton:
At Target	$136,500	$91,000	$32,500	$65,000	$325,000	100%
Achieved	165,750	—	32,500	65,000	263,250	81%
Actual Bonus Awarded	—	—	32,500	65,000	97,500	30%

Mr. Clancey:
At Target	126,000	84,000	30,000	60,000	300,000	100%
Achieved	153,000	—	30,000	60,000	243,000	81%
Actual Bonus Awarded	—	—	30,000	60,000	90,000	30%

Ms. Ranzal-Knowles:
At Target	126,000	84,000	30,000	60,000	300,000	100%
Achieved	120,913	73,652	30,000	60,000	284,565	95%
Actual Bonus Awarded	120,913	73,652	30,000	60,000	284,565	95%

Mr. Oakes:
At Target	63,000	42,000	15,000	30,000	150,000	100%
Achieved	76,500	—	15,000	30,000	121,500	81%
Actual Bonus Awarded	—	—	15,000	30,000	45,000	30%

Ms. Zaepfel:
At Target	26,880	17,920	6,400	12,800	64,000	100%
Achieved	32,640	—	6,400	12,800	51,840	81%
Actual Bonus Awarded	—	—	6,400	12,800	19,200	30%

For 2010, the Compensation Committee, after considering management’s recommendation, determined that the Company’s Named Executive Officers, with the exception of Ms. Ranzal-Knowles, would not receive a 2010 bonus payout related to Financial Performance Bonus Opportunities, despite the fact that the Named Executive Officers did qualify for a Financial Performance Bonus Opportunity payout. Named Executive Officers, excluding Ms. Ranzal-Knowles, qualified for an Financial Performance Bonus Opportunity bonus payment as a result of 2010 service revenue exceeding the established Financial Performance Target. The Named Executive Officers did not qualify for a bonus payment under the EBITDA component of the bonus program. As a result of the Company not meeting its profitability-based bonus metric, the Named Executive Officers, excluding Ms. Ranzal-Knowles, elected to forgo any bonus amounts earned under this component of their 2010 bonus program.

Ms. Ranzal-Knowles’ Financial Performance Bonus Opportunity was established by the Committee based on the service revenues and EBITDA contribution by the Ranzal Division of our EPM business (“Ranzal”); employees of Ranzal generally have a bonus opportunity that is calculated utilizing Ranzal service revenue and EBITDA contribution. Ranzal’s 2010 service revenue and EBITDA levels met the established Financial Performance Targets, qualifying Ms. Ranzal-Knowles for a payout under this component of her 2010 bonus program.

Each of the Named Executive Officers, including Ms. Ranzal-Knowles, qualified for a bonus payment under the SAP-Related Bonus Opportunity component of the 2010 bonus program. The Compensation Committee authorized the bonus amounts based upon consideration of input from Ms. Singleton. Similarly, the Compensation Committee, based on its knowledge of the Company, its contact with the executives throughout the year and a review of each individual Named Executive Officer’s performance, determined each individual Named Executive Officer qualified for a bonus payment in connection with the satisfactory achievement of each officer’s individual management objectives.

2011 Bonus Authorization. On March 9, 2011, the Compensation Committee established aggregate total eligible target bonus opportunities for the Named Executive Officers at the following amounts: Ms. Singleton, $350,000; Mr. Clancey, $300,000; Ms. Ranzal-Knowles, $300,000; Mr. Oakes, $187,500; and Ms. Zaepfel, $64,000. These authorizations were made after due consideration of management’s assessment of market conditions and the Company’s prospects and business plans for 2011. Financial Performance Bonus Opportunities and Individual Performance Bonus Opportunities for 2011 will be weighted in a fashion similar to that described above (for 2010) under “—Elements of the 2010 Incentive Bonus Plan Opportunity.” However, the Company’s 2011 Financial Performance Bonus Opportunities and Individual Performance Bonus Opportunities for our Named Executive Officers have a greater emphasis on EBITDA, as compared to service revenue growth. Payouts, if any, under the 2011 Incentive Bonus Plan will require year-over-year growth in both service revenue and EBITDA.

For 2011, the total eligible bonus opportunity for the Named Executive Officers will be as follows:

Component	Weighting of Applicable Components for All Named Executive Officers, Excluding Ms. Ranzal-Knowles	Weighting of Applicable Components for Ms. Ranzal-Knowles (1)
Company service revenue	32%	—%
Company EBITDA	48%	—%
Divisional service revenue	—%	32%
Divisional EBITDA	—%	48%
Individual Performance Bonus Opportunity	20%	20%

(1)	Ms. Ranzal-Knowles’ 2011 Incentive Bonus Plan Opportunity is structured so that 10% of her achieved bonus will be payable in the form of stock options. The number of stock options to be issued will be determined based on the equivalent grant date fair value of stock option awards as compared to the bonus achieved by Ms. Ranzal-Knowles. Fifty percent of the initial stock option-based bonus opportunity will be granted to Ms. Ranzal-Knowles during the 2011 bonus year, while the final number of stock options to be issued will be determined in connection with actual bonus plan achievement, less the fair value of the stock options issued during the bonus year. The utilized fair value amounts will be calculated in accordance with the provisions of ASC Topic 718.

Long-Term Stock Awards

We have granted in the past, and we intend to grant or award in the future, to our executives and other key employees, stock options and restricted stock awards. Options have been, and will be, granted at an exercise price equal to the closing sales price of our common stock, as reported on NASDAQ, on the date of grant, and on such dates consistent with the policy described under “—Timing Stock-Based Incentive Awards.” Options have no monetary value to the executives unless the market price of our common stock increases above the exercise price. Restricted stock awards, although having immediate value upon the date of the award, are subject to time vesting provisions, which generally require an executive to remain with our Company during the time vesting period, before being able to access the value of any such awards. Although we have not done so in the past, we may base vesting of future option grants or restricted stock awards on an objective analysis of various performance criteria. Restricted stock awards have historically been awarded at the par value of our Company’s common stock, which is $0.01 per share.

The value of long-term stock awards is primarily based on the performance of Edgewater common stock and therefore is designed to align the executives’ interests with those of the Company’s stockholders. A stock option is the right to purchase shares of common stock of the Company generally within seven to ten years after the date of grant.

In general, the Company’s long-term stock awards are based upon each executive’s historical contributions, experience and tenure with the Company, past and expected future contributions to the Company, and in part after examining the competitive marketplace.

As part of its review of senior executive compensation, the Compensation Committee reviewed tally sheets, prepared by the Compensation Consultant, showing total 2009 compensation, market comparisons, the estimated value of equity awards at their grant date and the realized value from equity awards and severance benefits in connection with termination of the executive’s employment under various scenarios. As part of this review, the Compensation Committee considered the potential value of outstanding equity awards over a range of stock prices and the value of retirement benefits. This review indicated that previous equity grants awarded to Ms. Singleton and Mr. Clancey would not likely deliver the value we initially expected. In addition, significant portions of Ms. Singleton’s and Mr. Clancey’s previous equity compensation awards expired without value during 2010, and therefore lacked any future incentive potential. As a result, the Compensation Committee determined that the previously granted options to Ms. Singleton and Mr. Clancey were no longer effective in providing long-term incentives for future performance or in helping to retain our employees. In addition, the benchmark data provided by our Compensation Consultant indicated that the long-term equity component of our executive compensation program was significantly less than the value of long-term incentives provided to peer group executives.

On December 10, 2009, the Compensation Committee awarded each of Ms. Singleton and Mr. Clancey options to acquire 185,000 shares of our common stock, and on June 10, 2010, the Compensation Committee awarded each of Ms. Singleton and Mr. Clancey additional options to acquire 75,000 shares of our common stock. The amounts and timing of these share grants were affected by the availability of shares for granting under the Company’s equity incentive plans, as well as the Company’s continuing progress in executing its three-year strategic plan.

Additionally, on June 16, 2010, the Compensation Committee also awarded Ms. Ranzal-Knowles options to acquire 15,000 shares of our common stock in connection with her 2010 Incentive Bonus Program Opportunity, which is described under “Individual Elements of Compensation; 2010 Compensation Decisions.” All options granted to Ms. Singleton, Mr. Clancey and Ms. Ranzal-Knowles was granted with exercise prices equal to the market value of our common stock on the date of grant.

The Compensation Committee anticipates making additional awards to each of Ms. Singleton, Mr. Clancey and other Named Executive Officers in order to bring their long-term compensation in line with market benchmarks and to further align their interests with our stockholders’ interests. In general, the Compensation Committee anticipates that future equity awards to Named Executive Officers will be made annually in March in conjunction with establishing annual performance goals for cash and equity incentive programs.

Please refer to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables and the related footnotes for additional information about long-term stock awards.

Consideration Given to Annual and Long-Term Incentive Awards

After reviewing the Company’s prior year-end financial results, the Committee decides whether to grant individual cash bonuses and long-term stock awards, and determines the amount of these bonuses and awards, based on the factors previously discussed. The Committee’s review of total compensation opportunities is based on its knowledge of the Company, its contact with the executives throughout the year and a review of performance, with a primary focus on overall Company performance and a secondary focus on individual performance, as well as market and competitive factors.

The Committee also compares the Company’s performance to that of its peer competitors. Additionally, companies with comparable revenues in our industry, as well as similar industries, are also surveyed to ensure that executive compensation is competitive in the overall marketplace. The Compensation Committee believes that the Company should provide total compensation to its executives that is competitive among its peers in order to continue attracting and retaining the most talented people. The Compensation Committee considers foregoing performance factors in making individual compensation decisions. The Committee also applies its own business judgment in light of these factors (and in certain circumstances, the recommendations made by its Compensation Consultants) in making final incentive award determinations.

Tax Considerations

The Compensation Committee has structured, and intends to continue to structure, performance-based compensation, including grants of equity and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1.0 million paid to certain of the Company’s Named Executive Officers for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The 1996 Plan and 2008 Plan were approved by our stockholders at our May 8, 1998 and June 11, 2008 Annual Stockholders’ Meetings, respectively, and were designed to meet the requirements of Section 162(m) with respect to stock option awards. The 2000 Plan and the 2003 Plan have not been approved by our Company’s stockholders, such that any compensation related to stock option grants or restricted stock awards to executive officers or directors under these plans that would cause an executive’s compensation to exceed $1.0 million may not be deductible under Section 162(m) of the Internal Revenue Code. The Committee reserves the authority to award non-deductible compensation in certain circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued there under, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so. For 2010, compensation paid to our employees was fully deductible under Section 162(m). However, because option grants made in December 2009 to Ms. Singleton and Mr. Clancey were from the 2000 Plan, any compensation expense arising upon the exercise of such options may not be deductible to the Company to the extent the executive’s compensation, at the time of exercise, exceeds $1.0 million.

Accounting Considerations

The Compensation Committee also considers the effects certain types of equity awards have on the financial statements of the Company. The Company reports share-based compensation expense related to all equity awards in accordance with the fair value recognition provisions of ASC Topic 718.

Risk Assessment

The Compensation Committee evaluates whether our executive and broad-based compensation programs contribute to unnecessary risk-taking and has concluded that our compensation programs do not motivate imprudent risk taking and the risks arising from these programs are not reasonably likely to have a material adverse effect on Edgewater.

Timing of Stock-Based Incentive Awards

The Company historically has not formalized a set program, plan or practice to time equity awards, including option grants, to its Named Executive Officers or directors in coordination with the release of material non-public information. Commencement of Service Awards are typically timed to coincide within 90 days of the start date of such new employee or director or promoted employee. Aside from Commencement of Service Awards, the grant date of option awards to a Named Executive Officer typically occurs after the public release of prior year-end financial results and within one month of the filing of our Annual Report on Form 10-K with the SEC reflecting such financial results. However, due to the timing of the Compensation Committee’s extensive review of the Company’s long-term equity incentive programs during 2009, certain awards of stock options to Ms. Singleton and Mr. Clancey were granted in December 2009. In addition, Directors receive automatic grants of options at each Annual Meeting of Stockholders at which they are re-elected to the Board by stockholders.

Restricted stock awards have been made at the discretion of the Compensation Committee; they have been awarded in tandem with the grant of options in 2007 and 2006. In general, future equity awards to Named Executive Officers are expected to be authorized in a given fiscal year during the first quarter, after the release of prior year financial results and at the regularly scheduled March meeting of the Board of Directors and Compensation Committee.

Stock Ownership Guidelines

In March 2005, the Company’s Compensation Committee established stock ownership guidelines, as ratified by the Company’s Board, for the Company’s Directors and Named Executive Officers (the “Management Group”). The objective of the stock ownership guidelines was to increase the Management Group’s equity stake in the Company and more closely align their interests with those of our stockholders.

For Named Executive Officers, the guidelines required, within a three-year period, each Named Executive Officer, excluding the Company’s Chief Executive Officer (or CEO), to attain an investment position representative of a weighted combination of directly owned shares, vested “in-the-money” stock options and/or restricted stock awards, in Edgewater stock equal to the sum of their annual base salary. The guidelines further required, within the same three-year period, the Company’s CEO attain an investment position equal to three times her annual base salary. Once attained, an executive’s guideline does not change as a result of changes in his or her base salary or fluctuations in the Company’s common stock price.

For Directors, the guidelines provide that existing Directors will be required to own 5,000 shares of the Company’s stock. Each existing Director had twelve months to comply with the guidelines. Each new Director elected to the Company’s Board has two years from the effective date of their appointment to directly own 5,000 shares of the Company’s stock. Apart from the above, we have created no incentives, disincentives or facilitative programs in connection with the stock ownership guidelines.

Each Director and Named Executive Officer currently required to be compliant with the ownership guidelines has attained compliance with applicable stock ownership guidelines within the applicable time period and no other actions are required now or in the future. As noted Mr. O’Connell, who joined the Board in August 2009, will have until August 2011 to comply and Mr. Oakes, who became a Named Executive Officer in 2009, will have until 2012 to meet the requirement.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

This section describes the compensation paid, or payable, for the last three fiscal years to our President and Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and each of our three most highly compensated executive officers (other than our CEO and CFO) serving in such positions on December 31, 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		(1) (5) Option Awards	(1) Stock Awards		(2) Non-Equity Incentive Plan Compensation	(3) All Other Compensation	Total
Shirley Singleton, Chairman, President and Chief Executive Officer	2010 2009 2008	$325,000 325,000 325,000	$	— — —	$81,000 199,800 —	$	— — —	$97,500 — —	$21,336 19,273 19,137	$524,836 544,073 344,137

Robin Ranzal-Knowles President of Edgewater Technology-Ranzal, Inc.	2010 2009 2008	288,269 275,000 269,231		— 75,000 —	28,457 54,000 —		— — —	256,109 55,000 277,710	21,755 21,455 22,989	594,590 480,455 569,930

David Clancey, Executive Vice President, Chief Strategy Officer and Chief Technology Officer	2010 2009 2008	288,269 275,000 275,000		— — —	81,000 199,800 —		— — —	90,000 — —	28,222 26,756 30,805	487,491 501,556 305,805

Timothy R. Oakes (4), Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary	2010 2009	200,000 177,556		— —	— 54,000		— —	45,000 —	23,128 14,507	268,128 246,063

Kristin Zaepfel Vice President, Human Resources	2010 2009 2008	160,000 160,000 160,000		— — —	— 27,000 —		— — —	19,200 — —	16,664 14,158 14,068	195,864 201,158 174,068

(1)	Amounts are based on the aggregate grant date fair value of stock option awards made to the named executive officers in the applicable year. The reported amounts are calculated in accordance with the provisions of ASC Topic 718. See “Item 8—Financial Statements and Supplementary Data—Note 10” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying the valuation of the Company’s equity awards.
(2)	Represent amounts earned by each Named Executive Officer under the Company’s 2010 performance-based annual incentive plan. Refer to “Compensation Discussion and Analysis” elsewhere herein.
(3)	Items include (a) matching contributions made to the Company’s 401(k) plan on behalf of the Named Executive Officers; (b) medical, dental and disability insurance; (c) excess life insurance for Mr. Clancey; and (d) a monthly automobile allowance that was provided to our Chief Executive Officer, President of Edgewater Technology-Ranzal, Inc., Chief Strategy and Technology Officer, Chief Operating Officer and Chief Financial Officer.
(4)	Mr. Oakes became a Named Executive Office of our Company in connection with his appointment as the Company’s Interim Chief Financial Officer, Secretary and Treasurer on September 4, 2009. Subsequently, Mr. Oakes was appointed as the Company’s permanent Chief Financial Officer on November 12, 2009. On September 23, 2009, the Compensation Committee increased Mr. Oakes’ base salary to $200,000.
(5)	Ms. Ranzal-Knowles’ 2010 incentive bonus plan opportunity was structured so that 10% of her achieved 2010 bonus was payable in the form of stock options. On June 16, 2010, and subsequently on March 9, 2011, Ms. Ranzal-Knowles was granted options to purchase 15,000 and 10,129 shares of common stock in direct relation to her 2010 bonus plan achievement. The aggregate fair value of the June 16, 2010 option award was $16,200, based upon a grant date fair value of $1.08 per share, while the aggregate fair value of the March 9, 2011 option award was $12,257, based upon a grant date fair value of approximately $1.21 per share. The utilized fair value amounts were calculated in accordance with the provisions of ASC Topic 718.

Grants of Plan-Based Awards

The following table sets forth information concerning stock option grants to the Named Executive Officers during 2010.

Name	Grant Date	(1) Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			(4) Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	(2) Exercise or Base Price of Option Awards	(3) Closing Price of Stock on Grant Date	Grant Date Fair Value of Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Shirley Singleton	—	$162,500	$325,000	$487,500	$—	$—	$—	—	—	$—	$—	$—
	6/16/10	—	—	—	—	—	—	—	75,000	2.84	2.84	81,000
David Clancey	—	150,000	300,000	450,000	—	—	—	—	—	—	—	—
	6/16/10	—	—	—	—	—	—	—	75,000	2.84	2.84	81,000
Robin Ranzal-Knowles	—	135,000	270,000	405,000	15,000	30,000	45,000	—	—	—	—	—
	6/16/10	—	—	—	—	—	—	—	15,000	2.84	2.84	16,200
Timothy R. Oakes	—	75,000	150,000	225,000	—	—	—	—	—	—	—	—
Kristin Zaepfel	—	32,000	64,000	96,000	—	—	—	—	—	—	—	—

(1)	These awards are described in detail under “Compensation Discussion and Analysis—Annual Incentive Compensation; Total Eligible Bonus Opportunity.”
(2)	The exercise price of the stock option awards is equal to the closing price of the Company’s common stock as reported on NASDAQ Global Market on the date the option awards were approved by the Compensation Committee.
(3)	The measurement date used to value each of the stock option awards and stock units granted to the Named Executive Officers was based upon the date the options and units were approved by the Compensation Committee, which was June 16, 2010.
(4)	Ms. Ranzal-Knowles’ 2010 Incentive Bonus Plan Opportunity was structured so that 10% of her achieved bonus would be payable in the form of stock options. The number of stock options to be issued would be determined based on the equivalent grant date fair value of stock option awards as compared to the bonus achieved by Ms. Ranzal-Knowles. Fifty percent of the initial stock option-based bonus opportunity is granted to Ms. Ranzal-Knowles during the bonus year, while the final number of stock options to be issued is determined in connection with actual bonus plan achievement, less the fair value of the stock options issued during the bonus year. The utilized fair value amounts are calculated in accordance with the provisions of ASC Topic 718. See “Item 8—Financial Statements and Supplementary Data—Note 10” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying the valuation of the Company’s equity awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	(1) Value Realized on Vesting
Shirley Singleton	—	$—	8,020	$25,012
Robin Ranzal-Knowles	—	—	15,000	44,325
David Clancey	—	—	5,400	16,839
Kristin Zaepfel	—	—	4,300	12,937

(1)	Represents the cumulative total number of stock awards vested during 2010 multiplied by the fair market value of the Company’s common Stock on the date the share or shares vested.

Outstanding Equity Awards at Fiscal Year End

	Option Awards						Stock Awards
Name	Grant Date (1)	Vesting Period (In Years)	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
			Exercisable	Unexercisable
Shirley Singleton	1/11/02	2.25	13,835	—	$4.40	1/11/12	—	$—
	3/21/02	3.00	125,000	—	3.72	3/21/12	—	—
	3/10/06	3.00	90,000	—	6.18	3/10/16	—	—
	4/13/07	6.00	35,485	35,515	9.07	4/13/14	—	—
	12/10/09	3.00	61,667	123,333	2.84	12/10/16	—	—
	6/16/10	3.00	—	75,000	2.84	6/16/17	—	—
	—	5.00	—	—	—	—	9,340	21,949

Robin Ranzal-Knowles	10/4/04	5.00	20,000	—	4.95	10/4/14	—	—
	4/13/07	6.00	14,994	15,006	9.07	4/13/14	—	—
	12/10/09	3.00	16,667	33,333	2.84	12/10/16	—	—
	6/16/10	3.00	—	15,000	2.84	6/16/17	—	—
	—	5.00	—	—	—	—	3,750	8,813

David Clancey	1/11/02	2.25	13,835	—	4.40	1/11/12	—	—
	3/21/02	3.00	75,000	—	3.72	3/21/12	—	—
	3/10/06	3.00	59,000	—	6.18	3/10/16	—	—
	4/13/07	6.00	15,868	15,882	9.07	4/13/14	—	—
	12/10/09	3.00	61,667	123,333	2.84	12/10/16	—	—
	6/16/10	3.00	—	75,000	2.84	6/16/17	—	—
	—	5.00	—	—	—	—	6,300	14,805

Timothy R. Oakes	8/16/04	3.00	7,500	—	4.89	8/16/14	—	—
	4/13/07	6.00	2,499	2,501	9.07	4/13/14	—	—
	12/10/09	3.00	16,667	33,333	2.84	12/10/16	—	—

Kristin Zaepfel	9/8/03		10,000	—	5.35	9/8/13	—	—
	3/10/06	3.00	14,500	—	6.18	3/10/16	—	—
	4/13/07	6.00	6,047	6,053	9.07	4/13/14	—	—
	12/10/09	3.00	8,334	16,666	2.84	12/10/16	—	—
	—	5.00	—	—	—	—	1,500	3,525

(1)	Options granted to the Named Executive Officers prior to April 13, 2007 are ten-year options. Options granted to the Named Executive Officers on or after April 13, 2007 are seven-year options. Options granted generally vest in equal annual installments over a three- to six-year period. Restricted share awards vest in equal annual installments over a five-year period.

Employment, Severance and Change in Control Agreements

Employment Agreements for Ms. Singleton and Mr. Clancey: On June 12, 2007, the Company entered into employment agreements with Ms. Singleton and Mr. Clancey. The employment agreements for Ms. Singleton and Mr. Clancey are collectively referred to as the “2007 Employment Agreements” and separately as the “2007 Employment Agreement.” Ms. Singleton’s 2007 Employment Agreement provided for and governed her services as the Company’s President and Chief Executive Officer through December 31, 2010. Mr. Clancey’s 2007 Employment Agreement provided for and governed his services as the Company’s Executive Vice President, Chief Strategy Officer and Chief Technology Officer through December 31, 2010.

On December 17, 2010, the Company entered into a First Amendment to Employment Agreement with Ms. Singleton and Mr. Clancey (each, an “Amendment” and collectively, the “Amendments”). The Amendments amended the term, salary and severance provisions in the 2007 Employment Agreements. The amended employment agreements for Ms. Singleton and Mr. Clancey are collectively referred to as the “Amended 2007 Employment Agreements” and separately as the “Amended 2007 Employment Agreement.”

Each Amendment extends the term of the respective 2007 Employment Agreement for an additional term commencing on January 1, 2011 and continuing until December 31, 2013, unless terminated sooner in accordance with the termination provisions of the applicable Employment Agreement. Prior to the Amendments, the terms of the 2007 Employment Agreements would have expired as of December 31, 2010.

The Amended 2007 Employment Agreements provide for a minimum annual base salary and a bonus to be determined annually based on incentives and performance targets with respect to our Company, as determined by the Compensation Committee. Annual bonuses, if payable, under the Amended 2007 Employment Agreements, will be paid in cash.

The Amendments also establish the following minimum annual base salary levels, subject to potential future increases based upon the review and determination of the Company’s Compensation Committee: Ms. Singleton, $350,000 and Mr. Clancey, $300,000. Prior to the Amendments, the 2007 Employment Agreements provided for minimum base salaries of $325,000 and $275,000 for Ms. Singleton and Mr. Clancey, respectively.

The Amended 2007 Employment Agreements contain a covenant not to compete with our Company, concerning our business, non-solicitation of employees and customers during the term of the agreement and for the one-year period immediately following termination with our Company, subject to certain exceptions.

If either Ms. Singleton or Mr. Clancey is terminated without cause or either Ms. Singleton or Mr. Clancey terminates his or her respective employment for Good Reason (as defined below) in the absence of a Change in Control (as defined below) involving our Company, then our Company is required to (i) pay to each such affected officer a lump sum payment equal to two times the employee’s annual base salary in effect at the time of such termination plus an amount equal to the employee’s cash bonus paid for the year immediately preceding the year in which termination of employment occurs, (ii) accelerate the vesting of all options and restricted stock awards so that all unvested options and restricted stock awards shall become immediately vested and exercisable, and (iii) continue employee’s healthcare, life insurance and disability coverage for a period of two years following such termination.

“Good Reason” generally means the assignment of any duties inconsistent with his or her position, authority, duties, responsibilities, a change in location of employment or requirement to travel, other actions involving a material diminution in position, authority, duties or responsibilities, a material reduction in compensation and/or benefits or Company non-compliance with material provisions of the agreement. A “Change in Control” includes the following events: (1) any person, other than the Company or an employee benefit plan of the Company, acquires 50% or more of the voting power of the Company’s outstanding voting securities; (2) certain specified majority changes in Board composition; or (3) stockholders of the Company approve (a) a merger, business combination or extraordinary transaction whereby Edgewater stockholders would not own at least 75% of the outstanding voting securities of the surviving or resulting corporation or (b) a corporate liquidation of the Company.

If either Ms. Singleton or Mr. Clancey is terminated without cause or if either of these officers terminates his or her employment for Good Reason during the term of their employment agreement after a Change in Control, then as to the affected officer, our Company is required to (i) make a lump sum payment equal to two times the employee’s annual base salary in effect at the time of such termination plus an amount equal to the employee’s cash bonus paid for the year immediately preceding the year in which termination of employment occurs, (ii) accelerate the vesting of all options and restricted stock awards so that all unvested options and restricted stock awards shall become immediately vested and exercisable, and (iii) continue employee’s healthcare, life insurance and disability coverage for a period of two years following such termination.

Change in Control Agreement for Ms. Ranzal-Knowles: On September 15, 2010, the Company entered into a severance agreement with Ms. Ranzal-Knowles (the “Knowles Severance Agreement”) under which the Company would be obligated to pay, in certain circumstances, (i) severance pay for a period of six months, together with six months continued coverage under the Company’s medical and dental plans, (ii) a lump sum payment in an amount equal to one-half of the annual performance bonus paid by the Company during the preceding fiscal year and (iii) full vesting of all stock option grants in the event Ms. Ranzal-Knowles’ employment were terminated by the Company without “cause” within one year following a “change in control” of the Company.

Under the Knowles Severance Agreement, “cause” is defined as (1) the employee’s material breach of any provision of the Company’s Confidentiality and Non-Disclosure Agreement, (2) following notice and an opportunity to be heard on the subject, a determination that the employee has willfully failed and refused to comply with the material and reasonable directives of the Company or breached her fiduciary duties to the Company, (3) employee’s failure to meet written performance standards established by the President and Chief Executive Officer of the Company from time to time which the employee has failed to cure within 90 days after receipt of written notice of nonperformance from the Company, (4) the employee’s gross negligence or willful or intentional misconduct, or (5) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony with respect to employee, or any other criminal activity which materially affects employee’s ability to perform her duties or materially harms the reputation of the Company. Under the Severance Agreement, Change in Control has the same definition as provided in the Employment Agreements described above.

Change in Control Agreement for Mr. Oakes: On July 21, 2008, the Company entered into a severance agreement with Mr. Oakes (the “Oakes Severance Agreement”) under which the Company would be obligated to pay, in certain circumstances, six months of base salary to Mr. Oakes in the event his employment were terminated by the Company without “cause” within one year following a Change in Control of the Company.

Under the Oakes Severance Agreement, “cause” is defined as (1) the employee’s material breach of any provision of the Company’s Confidentiality and Non-Disclosure Agreement, (2) following notice and an opportunity to be heard on the subject, a determination that the employee has willfully failed and refused to comply with the material and reasonable directives of the Company or breached his fiduciary duties to the Company, (3) employee’s failure to meet written performance standards established by the President and Chief Executive Officer of the Company from time to time which the employee has failed to cure within 90 days after receipt of written notice of nonperformance from the Company, (4) the employee’s gross negligence or willful or intentional misconduct, or (5) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony with respect to employee, or any other criminal activity which materially affects employee’s ability to perform his duties or materially harms the reputation of the Company. Under the Severance Agreement, Change in Control has the same definition as provided in the Employment Agreements described above.

Potential Termination Payments and Equity Awards

The Amended 2007 Employment Agreements for certain of our Named Executive Officers, as described above, generally provide for cash payment in the event that their employment with the Company is terminated in certain circumstances by the Company without cause (“Without Cause”) or by such Named Executive Officer for Good Reason (1) outside of a Change in Control and (2) in connection with a Change in Control. Similarly, the severance agreements for Ms. Ranzal-Knowles and Mr. Oakes provides for cash payment in event his employment with the Company is terminated without cause or in connection with a Change in Control. The potential payouts each Named Executive Officer may be eligible to receive in either instance under their respective employment agreements is calculated based upon the measurement criteria described above.

If the Named Executive Officers covered by employment agreements or severance agreements had their employment terminated as of December 31, 2010, the Named Executive Officers would have been eligible to receive payments, dependent upon whether the termination was for Good Reason or based upon a Change in Control, as set forth in the following table.

Termination Payout Table

	Potential Termination Payments
	Without Cause or for Good Reason (2)				Change of Control
					Termination (3)		Other	Total
Name	Salary and Bonus	(4) Benefits	(5) Option Award Acceleration	Total	Salary and Bonus	(4) Benefits	(5) Option Award Acceleration	Total
Shirley Singleton (1)	$700,000	$15,323	$21,949	$737,272	$700,000	$15,323	$21,949	$737,272
David Clancey (1)	600,000	47,786	14,805	662,591	600,000	47,786	14,805	662,591
Robin Ranzal-Knowles	—	—	—	—	215,000	11,277	8,813	235,090
Timothy R. Oakes	—	—	—	—	100,000	11,708	—	111,708
Kristin Zaepfel	—	—	—	—	—	—	10,575	10,575

(1)	Potential termination payments for Ms. Singleton and Mr. Clancey as of December 31, 2010 are calculated in connection with the terms and provision of the Amended 2007 Employment Agreements.
(2)	Represents circumstances involving termination Without Cause or for Good Reason outside of any Change in Control.
(3)	Represents circumstances involving termination Without Cause or for Good Reason in connection with a Change in Control.
(4)	Consists of health, dental and life insurance coverage for a period of twenty-four months, as provided for under Ms. Singleton’s and Mr. Clancey’s Amended 2007 Employment Agreement and for a period of six months under Ms. Ranzal-Knowles and Mr. Oakes’ respective change in control agreements. The reported value is based upon the type of insurance coverage we carried for each Named Executive Officer as of December 31, 2010 and is valued at the premiums in effect on December 31, 2010.
(5)	Certain unvested outstanding equity awards contain acceleration provisions, and assuming the applicability and operation of such provisions as of December 31, 2010, the Named Executive Officer could have realized the following values from acceleration (based on the closing price of $2.35 on December 31, 2010 over any applicable exercise price or par value payment obligation for such accelerated awards).

ITEM 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to help us attract and retain superior executive talent, while providing competitive and differentiated levels of pay based on corporate and individual performance that reinforce the alignment of the interests of the members of our executive management team with those of our stockholders. Please read “Compensation Discussion and Analysis” beginning on page 26 and “Compensation of Named Executive Officers” beginning on page 42 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address any specific element of our compensation programs, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement. To that end we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related disclosure.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required to approve the executive compensation as disclosed in this proxy statement. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker “non-votes” will not have any effect on the proposal to approve executive compensation as disclosed in this proxy statement.

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or our Board. However, our Compensation Committee and our Board value the opinions of our stockholders and to the extent there is any significant vote against our compensation practices for our named executive officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when considering future executive compensation arrangements.

Recommendation of the Board

Our Board of Directors recommends that you vote “FOR” the approval of this resolution.

ITEM 4—ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE

COMPENSATION

General

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, and as described in Item 3 included on page 48 of this proxy statement. By voting on this Item 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

After consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their input on our compensation of named executive officers as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Item.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or you may abstain from voting when you vote in response to this proposal.

Vote Required

The option of one year, two years or three years that receives a majority of the votes cast on the proposal will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker “non-votes” will not have any effect on the proposal regarding the frequency of an advisory vote on executive compensation. Because this vote is advisory and not binding on the Board, the Compensation Committee or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Recommendation of the Board

Our Board of Directors recommends that you vote for the option of “EVERY ONE YEAR” as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

REPORT OF THE AUDIT COMMITTEE

General

The Audit Committee of the Board of Directors is responsible for assisting the Board of Directors in its oversight of the integrity of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent auditors, and the Company’s internal financial and accounting controls. The Audit Committee has the sole authority and responsibility to select, evaluate and replace the Company’s independent registered public accounting firm. Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

The Audit Committee met eight times during 2010. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and the Company’s independent auditors. The Audit Committee discussed with the independent auditors the overall scope and plans for its audits. The Audit Committee regularly met privately with the independent auditors, who have unrestricted access to the Audit Committee.

The Audit Committee has reviewed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2010 and has discussed them with both management and the independent auditors. The Audit Committee also discussed with management and the independent auditors the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission.

The Audit Committee has also discussed with the independent auditors the matters required to be discussed with audit committees under Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent auditors its independence from the Company. When considering the auditors’ independence, the Audit Committee considered whether their provision of services to the Company, beyond those rendered in connection with their audit of the Company’s consolidated financial statements and review of the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, were compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the audit and non-audit services performed by the independent auditors, and approved the amount of fees paid for such services.

Based on the reviews and discussions described above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The Audit Committee:

Nancy L. Leaming, Chairman

Paul E. Flynn

Daniel O’Connell

Wayne Wilson

ITEM 5—RATIFICATION OF THE AUDITOR APPOINTMENT

General

The Audit Committee of the Board of Directors has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and has further directed that management submit the selection of our accountants for ratification by our stockholders at the 2011 Annual Meeting. BDO replaces Deloitte & Touche LLP (“Deloitte”), who served as the Company’s independent registered public accounting firm for the year ended December 31, 2010.

Before selecting BDO, the Audit Committee carefully considered the qualifications of BDO as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services.

The Audit Committee voted to dismiss Deloitte on April 1, 2011. Deloitte’s reports on the Company’s financial statements for the years ended December 31, 2010 and 2009 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2010 and 2009 and through April 1, 2011, there was (1) no disagreement between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Deloitte’s satisfaction, would have caused the auditors to make reference to the subject matter of the disagreement in connection with any report issued by them and (2) no reportable event of the kind described in Item 304 (a)(1)(v) of Regulation S-K.

On April 7, 2011, the Company engaged BDO to act as the Company’s independent registered public accounting firm for the year ending December 31, 2011. During the years ended December 31, 2010 and 2009 and during the subsequent interim period prior to BDO’s appointment, the Company did not consult with BDO regarding (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

We expect representatives of BDO to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions. We do not expect representatives of Deloitte to be present at the Annual Meeting.

Selection of our Company’s independent registered public accounting firm is not required by our Bylaws or otherwise to be submitted to a vote of the stockholders of our Company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee of our Board of Directors to be directly responsible for the appointment, compensation and oversight of the audit work of our independent auditors. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain BDO, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Vote Required

The affirmative vote of a majority of the votes cast on the ratification of the appointment of BDO as the Company’s independent registered public accounting firm at our annual meeting is required to ratify the appointment of BDO. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker “non-votes” will not have any effect on the proposal to ratify the appointment of BDO. If the stockholders do not ratify the selection of BDO, the Audit Committee will review the Company’s relationship with BDO and take such action as it deems appropriate, which may include continuing to retain BDO as the Company’s independent registered public accounting firm.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of BDO USA, LLP.

Audit Fees and Non-Audit Services

The following table sets forth the aggregate fees billed by Deloitte for professional services rendered during the fiscal years ended December 31, 2010 and 2009:

	2010	2009
Types of Fees
Audit Fees	$617,143	$459,000
Audit-Related Fees (1)	11,010	—

Total Fees	$628,153	$459,000

(1)	During 2010, Audit-Related Fees performed by Deloitte represented work performed in connection with assistance related to other regulatory correspondence.

In the table above, in accordance with new definitions in rules of the SEC, reported “Audit Fees” are fees our Company paid Deloitte for professional services for the audit of our Company’s consolidated financial statements and of management’s assessment and the operating effectiveness of internal control over financial reporting included in our 2009 Form 10-K and the review of financial statements included in our Form 10-Qs filed with the SEC, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements, net of out of pocket expenses; and “Audit-Related Fees” are fees billed by Deloitte for assurance and related services that are reasonably related to the performance of the audit or review of our Company’s financial statements, including acquisition target related audit work. Deloitte provided only audit and audit-related services to the Company during 2010 and 2009.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are performed by our registered independent public accounting firm. This policy generally provides that we will not engage our registered independent public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to pre-approval procedures. On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent registered public accountants. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

The Audit Committee considers whether the provisions of these services is compatible with maintaining the auditor’s independence, and has determined such services for 2010 and 2009 were compatible.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnity agreements with directors and the Named Executive Officers which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of our Company, and otherwise to the full extent permitted under Delaware law and our Company’s amended and restated bylaws.

In order to identify and address concerns regarding related party transactions and their disclosures, the Company uses Director and Officer Questionnaires and its conduct and ethics policies. The Company also considers the independence of its directors. The discussion of the independence of the directors is included under “Corporate Governance—Board and Board Committee Matters” elsewhere in this Proxy Statement.

Director and Officer Questionnaires are distributed to executive officers and directors at the beginning of each fiscal year to identify any potential related-party transactions. Within the questionnaire, executive officers and directors are asked to describe any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, occurring since the beginning of the prior fiscal year, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any of the following had or will have a direct or indirect interest: (i) the individual; (ii) any director or executive officer of the Company; (iii) a nominee for director; (iv) an immediate family member of a director or executive officer of the Company; (v) an immediate family member of a nominee for director; (vi) a security holder of 5% or more of the common stock; or (vii) an immediate family member of the security holder. Responses provided within the questionnaire are reviewed by management of the Company to determine any necessary course of action. No such transaction was entered into since January 1, 2010 other than the Employment Agreements with Named Executive Officers described elsewhere in this Proxy Statement under “Compensation of Named Executive Officers; Employment, Severance and Change in Control Agreements.”

It is the policy of the Company that all employees, directors and agents maintain the highest ethical standards and comply with all applicable legal requirements when conducting Company business. Guidelines regarding conflicts of interest are detailed in the Company’s Code of Conduct, which was adopted by the Board. The Company’s Code of Conduct policy is available on the Company’s website at www.edgewater.com. All Company employees must deal with vendors, customers and others doing business with the Company in a manner that avoids even the appearance of conflict between personal interests and those of the Company. Potential conflicts of interest may arise from any of the following:

•

a direct or indirect financial interest in any business or organization that is a Company vendor or competitor, if the employee or director can influence decisions with respect to the Company’s business with respect to such business or organization; and

•	serving on the board of directors of, or being employed in any capacity by, a vendor, competitor or customer of the Company.

The Audit Committee is authorized to review all conflicts of interest involving directors and executive officers.

Relationships, including business, financial, personal, and family, may give rise to conflicts of interest or the appearance of a conflict. Employees should carefully evaluate their relationships as they relate to Company business to avoid conflict or the appearance of a conflict. To avoid conflicts of interest or the appearance of a conflict:

•

An employee should not work in a position in which he or she has the authority to hire, directly supervise or attempt to influence the employment actions of an immediate family member or romantic partner. Any individual in a supervisory position should not pursue a romantic relationship with any person with whom there is a reporting relationship.

•

Employees and directors should not have an undisclosed relationship with, or financial interest in, any business that competes or deals with the Company; provided that the ownership of less than 1% of the outstanding shares, units or other interests of any class of publicly traded securities is acceptable.

•	Employees are prohibited from directly or indirectly competing, or performing services for any person or entity in competition with, the Company.

•	Employees should comply with the policies set forth in this Code of Conduct regarding the receipt or giving of gifts, favors or entertainment.

•

A full-time employee should obtain the approval of his or her supervisor before serving as a trustee, regent, director or officer of a philanthropic, professional, national, regional or community organization, or educational institution. This policy applies where significant time spent in support of these functions may interfere with time that should be devoted to the Company’s business.

•	Employees may not sell or lease equipment, materials or property to the Company without appropriate corporate authority.

•	Employees should purchase Company equipment, materials or property only on terms available to the general public.

Any employee or director who becomes aware of a conflict is required to bring it to the attention of a supervisor, management or other appropriate personnel.

Directors are expected and required to uphold the same dedication to corporate ethics as the Company’s employees.

If a conflict of interest arises involving an executive officer or director, the Board must approve a waiver to the Code of Conduct and if a director has the conflict, that director must abstain from the approval. Waivers are made on a case-by-case basis. The Board has not adopted a formal written policy with respect to waiving conflict of interests or approving related party transactions. In making this determination, the Board considered the infrequency in occurrence of these transactions. Any waivers to the Code of Conduct granted to an executive officer or director shall be disclosed by the Company on its website at www.edgewater.com.

OTHER MATTERS

The Board is not aware of any other matter to be presented for action at the Annual Meeting. If any other matter requiring a vote of stockholders should arise, then the proxies (or their substitutes) will vote in accordance with their best judgment.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

Our 2010 Annual Report on Form 10-K accompanies this Proxy Statement (the Form 10-K”). The Form 10-K for the year ended December 31, 2010 was filed with the SEC on March 31, 2011. We will furnish, upon written request of any stockholder and the payment of an appropriate processing fee, copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880, Attention: Timothy R. Oakes, Corporate Secretary.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of such materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such document to you if you write or call us at the following address or telephone number: Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, MA 01880, Attention: Timothy R. Oakes, Corporate Secretary, (781) 246-3343, or you can request a copy of any such document by visiting the 2011 Annual Meeting page of our Internet website at www.envisionreports.com/EDGW (for registered stockholders) or www.edocumentview.com/EDGW (for beneficial stockholders). If you want to receive separate copies of the annual report, proxy statement or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD

IN THE ENVELOPE PROVIDED OR VOTE BY TELEPHONE

OR VOTE THROUGH THE INTERNET AS SOON AS POSSIBLE

APPENDIX A

EDGEWATER TECHNOLOGY, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I. INTRODUCTION

Sec. 1.01 Statement of Purpose. The purpose of the Edgewater Technology, Inc. Employee Stock Purchase Plan is to provide eligible employees of the Company and its subsidiaries, who wish to become stockholders, an opportunity to purchase common stock of the Company. The Board of Directors of the Company believes that employee participation in stock ownership will be to the mutual benefit of the employees and the Company.

Sec. 1.02 Internal Revenue Code Considerations. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of section 423 of the Internal Revenue Code of 1986, as amended. The Plan shall be submitted to the Company’s stockholders for approval within 12 months after the Plan is adopted by the Board of Directors.

Sec. 1.03 ERISA Considerations. The Plan is not intended and shall not be construed as constituting an “employee benefit plan,” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE II. DEFINITIONS

Sec. 2.01 “Board of Directors” means the board of directors of the Company or a committee of the board of directors authorized to act on its behalf.

Sec. 2.02 “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar nature. References to specific sections of the Code shall be taken to be references to corresponding sections of any successor statute.

Sec. 2.03 “Committee” means the committee appointed by the Board of Directors to administer the Plan, as provided in Section 6.03 hereof.

Sec. 2.04 “Company” means Edgewater Technology, Inc., a Delaware corporation.

Sec. 2.05 “Effective Date” means October 1, 2008.

Sec. 2.06 “Election Date” means each January 1 and July 1 or such other dates as the Committee shall specify.

Sec. 2.07 “Eligible Employee” means each person employed as an employee of an Employer who is not deemed for purposes of section 423(b)(3) of the Code to own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

Sec. 2.08 “Employer” means the Company and each Subsidiary.

Sec. 2.09 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and as the same may hereafter be amended.

Sec. 2.10 “Market Value” means the last price for the Stock as reported on the Nasdaq National Market for the date of reference. If there was no such price reported for the date of reference, “Market Value” means the “Market Value” as of the date next preceding the date of reference for which such price was reported.

Sec. 2.11 “Participant” means each Eligible Employee who elects to participate in the Plan.

Sec. 2.12 “Plan” means the Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan, as the same is set forth herein and as the same may hereafter be amended.

Sec. 2.13 “Purchase Agreement” means the instrument prescribed by the Committee pursuant to which an Eligible Employee may enroll as a Participant and subscribe for the purchase of shares of Stock on the terms and conditions offered by the Company. The Purchase Agreement also is intended to evidence the Company’s offer of an option to the Eligible Employee to purchase Stock on the terms and conditions set forth therein and herein.

Sec. 2.14 “Purchase Date” means January 1, 2009 and the last day of each Purchase Period ending thereafter.

Sec. 2.15 “Purchase Period” means, beginning October 1, 2008, each calendar quarter or other period specified by the Board of Directors during which the Participant’s stock purchase is funded through payroll deduction accumulations.

Sec. 2.16 “Stock” means the common stock of the Company.

Sec. 2.17 “Subsidiary” means any present or future corporation (i) which constitutes a “subsidiary corporation” of the Company as that term is defined in section 424 of the Code, and (ii) is designated as a participating entity in the Plan by the Committee. Unless the Committee specifically designates otherwise, a Canadian or other foreign subsidiary shall not be considered a Subsidiary for purposes of the Plan, and employees of such a subsidiary shall not be Eligible Employees.

ARTICLE III. ADMISSION TO PARTICIPATION

Sec. 3.01 Initial Participation. Any Eligible Employee may elect to be participate in the Plan and may become a Participant by executing and filing with the Committee a Purchase Agreement at such time in advance of the effective date of the election as the Committee shall prescribe. An Eligible Employee’s initial election to participate in the Plan may be made at any time after he or she first becomes eligible to participate in the Plan and shall be effective as soon as practicable after the Eligible Employee submits the necessary documentation to the Committee. After an Eligible Employee has first become a Participant in the Plan, subsequent elections to participate in the Plan shall be made pursuant to Section 3.03. A Participant’s Purchase Agreement shall remain in effect until modified or canceled in accordance with the further terms of this Plan, as hereinafter set forth.

Sec. 3.02 Discontinuance of Participation. A Participant may voluntarily cease his or her participation in the Plan and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the effective date as the Committee shall prescribe. Notwithstanding anything in the Plan to the contrary, if a Participant ceases to be an Eligible Employee, his or her participation automatically shall cease and no further purchase of Stock shall be made for such Participant hereunder.

Sec. 3.03 Readmission to Participation. Any Eligible Employee who has previously been a Participant, who has discontinued participation (whether by cessation of eligibility or otherwise), and who wishes to be reinstated as a Participant may again become a Participant by executing and filing with the Committee a new Purchase Agreement. Reinstatement to Participant status shall be effective as of any Election Date, provided the Participant files such new Purchase Agreement with the Committee at such time in advance of such Election Date as the Committee shall prescribe.

ARTICLE IV. STOCK PURCHASE AND RESALE

Sec. 4.01 Reservation of Shares. There shall be 500,000 shares of Stock reserved for issuance under the Plan, plus any shares of Stock that were authorized for issuance under the Company’s prior Employee Stock Purchase Plan (which terminates after the end of the purchase period ending September 30, 2008) and were not issued under that Plan, subject to adjustment in accordance with the antidilution provisions hereinafter set forth. Except as provided in Section 5.02 hereof, the aggregate number of shares of Stock that may be purchased under the Plan shall not exceed the number of shares of Stock reserved for the Plan.

Sec. 4.02 Limitation on Shares Available.

(a) Subject to the limitations of Section 4.04, the maximum number of shares of Stock that may be purchased for each Participant on a Purchase Date is the lesser of (a) the number of whole and fractional shares of Stock that can be purchased by applying the full balance of the Participant’s withheld funds to the purchase of shares of Stock at the Purchase Price, or (b) the Participant’s proportionate part of the maximum number of shares of Stock available under the Plan, as stated in Section 5.01.

(b) Notwithstanding the foregoing, if any person entitled to purchase shares pursuant to any offering under the Plan would be deemed for purposes of section 423(b)(3) of the Code to own stock (including any number of shares of Stock that such person would be entitled to purchase under the Plan) possessing five percent or more of the total combined voting power or value of all classes of stock of Company, the maximum number of shares of Stock that such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares of stock that such person is deemed to own (excluding any number of shares of Stock that such person would be entitled to purchase under the Plan), is one less than such five percent. Any amounts withheld from a Participant’s compensation that cannot be applied to the purchase of Stock by reason of the foregoing limitation shall be returned to the Participant as soon as practicable.

Sec. 4.03 Purchase Price of Shares. The Purchase Price per share of the Stock sold to Participants pursuant to any offering hereunder shall be the lower of (i) 85% of the Market Value per share on the first day of the Purchase Period or (ii) 85% of the Market Value per share on the Purchase Date. Notwithstanding the foregoing, the Board of Directors may determine that the Purchase Price shall be the Market Value, or a percentage of the Market Value on either of such dates or the lower of such dates, so long as such percentage shall not be lower than 85% of such Market Value.

Sec. 4.04 Exercise of Purchase Privilege.

(a) Each Participant shall be granted an option to purchase shares of Stock as of the first day of each Purchase Period at the Purchase Price specified in Section 4.03. The option shall continue in effect through the Purchase Date for the Purchase Period. Subject to the provisions of Section 4.02 above and Sections 4.04(b) and 4.04(d) below, on each Purchase Date, the Participant shall be automatically deemed to have exercised his or her option to purchase shares of Stock on the Purchase Date, unless he or she notifies the Committee, in such manner and at such time in advance of the Purchase Date as the Committee shall prescribe, of his or her desire not to make such purchase.

(b) The maximum number of shares which a Participant may purchase during a Purchase Period is 4,000 shares, adjusted as described in Section 5.02 and subject to Section 4.04(d) below, or such other number as the Committee establishes before the beginning of the Purchase Period.

(c) There shall be purchased for the Participant on such Purchase Date at the Purchase Price for such Purchase Period the largest number of whole and fractional shares of Stock as can be purchased with the amounts withheld from the Participant’s compensation during the Purchase Period. Each such purchase shall be deemed to have occurred on the Purchase Date occurring at the close of the Purchase Period for which the purchase was made.

(d) Notwithstanding the foregoing, a Participant may not purchase shares of Stock having an aggregate Market Value of more than $25,000, determined at the beginning of each Purchase Period, for any calendar year in which one or more such offerings are outstanding at any time, and a Participant may not purchase a share of Stock under any offering after the expiration of the Purchase Period for such offering.

Sec. 4.05 Payroll Deductions. Each Participant shall authorize payroll deductions from his or her compensation for the purpose of funding the purchase of Stock pursuant to his or her Purchase Agreement. In the Purchase Agreement, each Participant shall authorize an after-tax payroll deduction from each payment of his compensation during a Purchase Period, of an amount not less than $10 per paycheck ($20 for any Participant on a monthly payroll period) and not more than 10% of such Participant’s compensation. A Participant may change the deduction to any permissible level effective as of any Election Date. Such change shall be made by the Participant’s filing with the Committee a notice in such form and at such time in advance of the date on which such change is to be effective as the Committee shall prescribe.

Sec. 4.06 Payment for Stock. The Purchase Price for all shares of Stock purchased by a Participant under the Plan shall be paid out of the Participant’s authorized payroll deductions. All funds received or held by the Company under the Plan are general assets of the Company, free of any trust or other restriction, and may be used for any corporate purpose.

Sec. 4.07 Share Ownership; Issuance of Certificates.

(a) The shares of Stock purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued or sold at the close of business on such Purchase Date. Prior to that time, none of the rights or privileges of a stockholder of the Company shall inure to the Participant with respect to such shares of Stock. All the shares of Stock purchased under the Plan shall be delivered by the Company in a manner as determined by the Committee.

(b) The Committee, in its sole discretion, may determine that the shares of Stock shall be delivered by the Company by (i) issuing and delivering to the Participant a certificate for the number of shares of Stock purchased by such Participant on a Purchase Date or during a calendar year or other period determined by the Committee, (ii) issuing and delivering a certificate or certificates for the number of shares of Stock purchased by all Participants on a Purchase Date or during a calendar year or other period determined by the Committee to a firm which is a member of the National Association of Securities Dealers, as selected by the Committee from time to time, which shares shall be maintained by such firm in separate brokerage accounts of each Participant, or (iii) issuing and delivering a certificate or certificates for the number of shares of Stock purchased by all Participants on a Purchase Date or during the calendar year or other period determined by the Committee to a bank or trust company or affiliate thereof, as selected by the Committee from time to time, which shares may be held by such bank or trust company or affiliate in “street name”, but with separate accounts maintained by such entity for each Participant reflecting such Participant’s whole share interests in the Stock. Each certificate or account, as the case may be, may be in the name of the Participant or, if he or she designates on the Participant’s Purchase Agreement, in the Participant’s name jointly with the Participant’s spouse, with right of survivorship. A Participant who is a resident of a jurisdiction that does not recognize such joint tenancy may have a certificate or account in the Participant’s name as tenant in common with the Participant’s spouse, without right of survivorship. Such designation may be changed by filing notice thereof.

(c) In addition to any restrictions or limitations on the resale of Stock purchased under the Plan set forth in Section 4.08 hereof or otherwise hereunder, the Committee, in its sole discretion, may impose such restrictions or limitations, as it shall determine, on the resale of Stock, the issuance of individual stock certificates or withdrawal from any stockholder accounts established for a Participant pursuant to the terms hereof.

(d) Any dividends payable with respect to whole or fractional shares of Stock credited to a stockholder account of a Participant established pursuant to Section 4.07(b) hereof will be reinvested in shares of Stock and credited to such Participant’s account. Such reinvestment shall be made based on the Market Value of the Stock at the date of the reinvestment, with no discount from Market Value.

Sec. 4.08 Withdrawal of Shares or Resale of Stock.

(a) The Participant may request a withdrawal of those shares or order the sale of those shares at any time by making a request in such form and at such time as the Committee shall prescribe.

(b) In the event a Participant terminates his or her employment with all Employers or otherwise ceases to be an Eligible Employee, he or she shall receive a distribution of his or her shares of Stock held in any stockholder account established pursuant to Section 4.07(b), he or she may elect to have such shares of Stock sold in accordance with such procedures as the Committee shall prescribe.

(c) If a Participant is to receive a withdrawal or distribution of shares of Stock, the withdrawal or distribution shall be paid in whole shares of Stock, with fractional shares paid in cash.

ARTICLE V. SPECIAL ADJUSTMENTS

Sec. 5.01 Shares Unavailable. If, on any Purchase Date, the aggregate funds available for the purchase of Stock would purchase a number of shares in excess of the number of shares of Stock then available for purchase under the Plan, the following events shall occur:

(a) The number of shares of Stock that would otherwise be purchased by each Participant shall be proportionately reduced on the Purchase Date in order to eliminate such excess; and

(b) The Plan shall automatically terminate immediately after the Purchase Date as of which the supply of available shares is exhausted.

Sec. 5.02 Anti-Dilution Provisions. The aggregate number of shares of Stock reserved for purchase under the Plan, as hereinabove provided, and the calculation of the Purchase Price per share may be appropriately adjusted to reflect any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, if effected without receipt of consideration by the Company. Any such adjustment shall be made by the Committee acting with the consent of, and subject to the approval of, the Board of Directors.

Sec. 5.03 Effect of Certain Transactions. Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, any offering hereunder shall pertain to and apply to the shares of stock of the Company. However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving or resulting corporation, the Plan and any offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger or consolidation, and the balance of any amounts withheld from the Participant’s compensation, which had not by such time been applied to the purchase of stock shall be returned to the Participant.

ARTICLE VI. MISCELLANEOUS

Sec. 6.01 Non-Alienation. The right to purchase shares of Stock under the Plan is personal to the Participant, is exercisable only by the Participant during the Participant’s lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant. Notwithstanding the foregoing, there shall be delivered to the executor, administrator or other personal representative of a deceased Participant such shares of Stock and such residual amounts as may remain to the Participant’s credit from amounts withheld from the Participant’s compensation as of the Purchase Date occurring at the close of the period in which the Participant’s death occurs, including shares of Stock purchased as of that date or prior thereto with moneys withheld from the Participant’s compensation.

Sec. 6.02 Administrative Costs. The Company shall pay all administrative expenses associated with the operation of the Plan.

Sec. 6.03 The Committee. The Board of Directors shall appoint a Committee, which shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan. The Committee shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to, the Purchase Agreement, payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The Committee shall have the fullest discretion permissible under law in the discharge of its duties. The Committee’s interpretations and decisions in respect of the Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive.

Sec. 6.04 Withholding of Taxes. All acquisitions of Stock under the Plan shall be subject to applicable federal, state and local tax withholding requirements if the Internal Revenue Service or other taxing authority requires such withholding. The Company may require that Participants pay to the Company (or make other arrangements satisfactory to the Company for the payment of) the amount of any federal, state or local taxes that the Company is required to withhold with respect to the purchase of Stock or the sale of Stock acquired under the Plan, or the Company may deduct from the Participant’s wages or other compensation the amount of any withholding taxes dues with respect to the purchase of Stock or the sale of Stock acquired under the Plan.

Sec. 6.05 Amendment of the Plan. The Board of Directors (or its delegate) may amend or terminate the Plan at any time; provided, however, that the Board of Directors (or its delegate) shall not amend the Plan without stockholder approval if such approval is required by section 423 of the Code.

Sec. 6.06 Expiration and Termination of the Plan. The Plan shall continue in effect for 10 years from the Effective Date, unless terminated prior thereto pursuant to the provisions of the Plan or pursuant to action by the Board of Directors, which shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the expiration or termination of the Plan, the balance, if any, then standing to the credit of each Participant from amounts withheld from the Participant’s compensation which had not, by such time, been applied to the purchase of Stock shall be refunded to the Participant.

Sec. 6.07 Repurchase of Stock. The Company shall not be required to purchase or repurchase from any Participant any of the shares of Stock that the Participant acquired under the Plan.

Sec. 6.08 Notice. A Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be on the form prescribed by the Committee and shall be effective only when received by the Committee. Delivery of such forms may he made by hand or by certified mail, sent postage prepaid, to Edgewater Technology, 20 Harvard Mill Square, Wakefield, MA 01880-3260, Attention: Employee Stock Purchase Plan Administrator. Delivery by any other mechanism shall be deemed effective at the option and discretion of the Committee.

Sec. 6.09 Government Regulation. The Company’s obligation to sell and to deliver the Stock under the Plan is at all times subject to all approvals of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Stock.

Sec. 6.10 Headings, Captions, Gender. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa.

Sec. 6.11 Severability of Provisions, Prevailing Law. The provisions of the Plan shall be deemed severable. In the event any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change). The Plan shall be governed by the laws of the State of Delaware to the extent such laws are not in conflict with, or superseded by, federal law.

Edgewater Technology, Inc.

Amendment No. 1

to

2008 Employee Stock Purchase Plan

The Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan (the “Purchase Plan”) is hereby amended as follows (capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Purchase Plan):

1.	The first sentence of Section 3.01 of the Purchase Plan shall be deleted in its entirety and replaced with the following:

“Any Eligible Employee may elect to participate in the Plan and may become a Participant by executing and filing with the Committee a Purchase Agreement at such time in advance of the effective date of the election as the Committee shall prescribe.”

2.	In Section 4.07(b) of the Purchase Plan, “National Association of Securities Dealers” shall be replaced with “Financial Industry Regulatory Authority, Inc.”

3.	Except as aforesaid, the Purchase Plan shall remain in full force and effect.

Adopted by the Board of Directors on April 22, 2011

Edgewater Technology, Inc.

Amendment No. 2

to

2008 Employee Stock Purchase Plan

The Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan, as amended (the “Purchase Plan”), is hereby further amended as follows (capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Purchase Plan):

1.	The first sentence of Section 4.01 of the Purchase Plan shall be deleted in its entirety and replaced with the following:

“There shall be 1,200,000 shares of Stock reserved for issuance under the Plan, subject to adjustment in accordance with the anti-dilution provisions hereinafter set forth.”

2.	Except as aforesaid, the Purchase Plan shall remain in full force and effect.

Adopted by the Board of Directors on April 22, 2011

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of voting in person at the Annual Meeting or mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 8, 2011.
Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/EDGW
• Follow the steps outlined on the secure website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 3 and 5 and every 1 YR for Proposal 4.

1. Election of Directors:	For Withhold		For Withhold		For Withhold	+
01 - Shirley Singleton	☐ ☐	02 - Wayne Wilson	☐ ☐	03 - Paul E. Flynn	☐ ☐
04 - Paul Guzzi	☐ ☐	05 - Nancy L. Leaming	☐ ☐	06 - Michael R. Loeb	☐ ☐
07 - Daniel O’Connell	☐ ☐

		For	Against	Abstain		For	Against	Abstain
2. Approve the proposed Amendment to the 2008 Employee Stock Purchase Plan.		☐	☐	☐	3. Sayon Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐
	1 Yr	2 Yrs	3 Yrs	Abstain		For	Against	Abstain
4. Say When on Pay - An advisory vote on the approval of the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐	5. Ratify the appointment of BDO USA, LLP as independent auditors of the Company.	☐	☐	☐

6. In their discretion, upon any other matters which may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signature(s) — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2011 Annual Meeting Admission Ticket

2011 Annual Meeting of

Edgewater Technology, Inc. Stockholders

June 8, 2011, 10:00 AM Local Time

Sheraton Colonial Boston North Hotel & Conference Center

One Audubon Road, Wakefield, Massachusetts 01880

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Edgewater Technology, Inc.

Notice of 2011 Annual Meeting of Stockholders

Sheraton Colonial Boston North Hotel & Conference Center

One Audubon Road, Wakefield, Massachusetts 01880

Proxy Solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on June 8, 2011

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned stockholder of Edgewater Technology, Inc., a Delaware corporation (the “Company”), do hereby nominate, constitute, and appoint Shirley Singleton, Timothy Oakes and David Clancey, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the Common Stock, par value $.01 per share of the Company, standing in my name on its books on April 11, 2011 at the Annual Meeting of its Stockholders to be held on June 8, 2011 at Sheraton Colonial Boston North Hotel & Conference Center, One Audubon Road, Wakefield, Massachusetts 01880 at 10:00 a.m., eastern time, and at any and all adjournments thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3 and 5 and every 1 YR for Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign, date and return this proxy card promptly using the enclosed self-addressed, postage prepaid envelope.

(Items to be voted appear on reverse side.)